Exhibit 10.1

Execution Version

Published Deal CUSIP: 63110DAJ5

Revolving A Facility: 63110DAK2

Revolving B Facility: 63110DAL0

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 16, 2022

among

NASDAQ, INC.,

as Borrower,

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Issuing Bank

BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., NORDEA

BANK ABP, NEW YORK BRANCH, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) and

WELLS FARGO SECURITIES LLC,

as Joint Lead Arrangers, Joint Bookrunning Managers and Syndication Agents

CITIBANK, N.A., GOLDMAN SACHS BANK USA, HSBC BANK USA, N.A., INDUSTRIAL AND

COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, MORGAN STANLEY

SENIOR FUNDING, INC. and

SVENSKA HANDELSBANKEN AB (PUBL), NEW YORK BRANCH,

as Documentation Agents

-i-

-ii-

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.05	–	Existing Letters of Credit
Schedule 3.06	–	Disclosed Matters
Schedule 6.02	–	Existing Liens
Schedule 9.01	–	Administrative Agent’s Office

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of United States Tax Compliance Certificate
Exhibit D	–	Form of Additional Borrower Agreement

-iii-

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 16, 2022 (this “Agreement”), among NASDAQ, INC., a Delaware corporation (the “Borrower”), any Additional Borrowers (as defined below) that become party to this Agreement from time to time, the LENDERS party hereto, and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and Issuing Bank.

The Borrower is party to that certain Credit Agreement, dated as of December 21, 2020 (as amended and modified by that certain LIBOR Transition Amendment, dated as of October 19, 2021 and as otherwise amended, restated, amended and restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, Bank of America, as administrative agent and issuing bank, and the other lenders party thereto.

The Borrower has requested, and the Lenders party hereto hereby consent to, the amendment and restatement of the Existing Credit Agreement on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“ABR Gross-Up Amount” means, with respect to any Non-ABR Lender’s ABR Loan for any day on which such ABR Loan is outstanding, the lesser of:

(a) the actual amount (as determined in good faith by the applicable Non-ABR Lender and set forth in a reasonably detailed certificate delivered to the Borrower) by which (i) such Non-ABR Lender’s cost of funding such Non-ABR Lender’s ABR Loan for such day exceeded (ii) the Base Rate for such day minus 1.00% per annum; and

(b) the amount by which (i) the Benchmark Rate for an interest period of one day commencing on such date (or, if such day is not a Business Day, the preceding Business Day) exceeded (ii) the Base Rate for such day minus 1.00% per annum.

“Acquisition” means any acquisition by the Borrower or a Subsidiary of (i) a majority of the outstanding Equity Interests in, or all or substantially all the assets of, or the assets constituting a division or line of business of, a Person or (ii) any asset of another Person constituting a business unit of such other Person.

“Acquisition Debt” means any indebtedness for borrowed money of the Borrower or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, an Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness for borrowed money of the Borrower, any of its Subsidiaries or the Person(s) or assets to be acquired); provided that either (a)(i) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the consummation of such Acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Acquisition is terminated prior to the consummation of such Acquisition or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness for borrowed money, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of such Indebtedness for borrowed money, (b)(i) such Indebtedness for borrowed money contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness for borrowed money to be redeemed or prepaid if such Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness for borrowed money, and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Acquisition is terminated in accordance with its terms prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness for borrowed money, such Indebtedness for borrowed money is so redeemed or prepaid within ninety (90) days of such termination or such specified date, as the case may be or (c) such Indebtedness for borrowed money consists of commercial paper (it being understood that in the event that the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Acquisition is terminated in accordance with its terms prior to the consummation of such Acquisition, then such commercial paper will cease to constitute Acquisition Debt if such commercial paper remains outstanding on the date that is ninety (90) days following such termination).

“Acquisition Holiday” shall have the meaning provided in Section 6.06.

“Additional Borrower” shall have the meaning provided in Section 1.10.

“Additional Borrower Agreement” means the Additional Borrower Agreement substantially in the form of Exhibit D.

“Additional Lender” has the meaning assigned to such term in Section 2.18(b).

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 9.01.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term by Section 9.16.

“Alternative Currency” means each of Euro, Sterling, Norwegian Kroner, Swedish Kronor, Danish Kroner, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Loan” means a Loan denominated in an Alternative Currency, as applicable.

“Alternative Currency Scheduled Unavailability Date” has the meaning specified in Section 2.12(c)(ii).

“Alternative Currency Sublimit” means, subject to Section 2.04(d), (i) in the case of the Revolving A Facility, $452,500,000 and (ii) in the case of the Revolving B Facility, $172,500,000.

“Alternative Currency Successor Rate” has the meaning specified in Section 2.12(c).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and other anti-corruption or anti-bribery laws and regulations applicable to the Borrower or its Subsidiaries from time to time.

“Applicable Authority” means (a) with respect to SOFR and Term SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Applicable Reference Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Applicable Reference Rate, in each case acting in such capacity.

“Applicable Currency” means Dollars or any Alternative Currency that bears interest at a rate based on an Applicable Reference Rate, as applicable.

“Applicable Percentage” means, at any time with respect to any Revolving A Lender or any Revolving B Lender, the percentage, rounded to the ninth decimal place, of the aggregate Revolving A Commitments or Revolving B Commitments, respectively, represented by such Revolving A Lender’s or Revolving B Lender’s, as the case may be, Revolving A Commitment or Revolving B Commitment, respectively, at such time. If the Revolving A Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving A Commitments most recently in effect, giving effect to any assignments of Revolving A Loans and Tranche A LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination. If the Revolving B Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving B Commitments most recently in effect, giving effect to any assignments of Revolving B Loans and Tranche B LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating (S&P/Moody’s)	Facility Fee	Benchmark Loans and Letter of Credit Fees	ABR Loans
1	≥ A / A2	0.100%	0.775%	0.000%
2	A- / A3	0.125%	0.875%	0.000%
3	BBB+ / Baa1	0.150%	0.975%	0.000%
4	BBB / Baa2	0.200%	1.050%	0.050%
5	≤ BBB- / Baa3	0.250%	1.250%	0.250%

Initially, the Applicable Rate shall be determined based upon Pricing Level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Reference Rate” means, for any Benchmark Loan denominated in Dollars, Term SOFR, for any Benchmark Loan denominated in Sterling, SONIA, for any Benchmark Loan denominated in Euros, EURIBOR, for any Benchmark Loan denominated in Swedish Kronor, STIBOR, for any Benchmark Loan denominated in Danish Kroner, CIBOR, for any Benchmark Loan denominated in Norwegian Kroner, NIBOR and for any Benchmark Loan denominated in Canadian Dollars, CDOR.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, LTD., Nordea Bank ABP, New York Branch, Skandinaviska Enskilda Banken AB (publ) and Wells Fargo Securities LLC, each in its capacity as a joint lead arranger for the Facilities.

“Asset Sale” has the meaning assigned to such term in Section 6.05.

“Assignment Tax” has the meaning specified in the definition of Other Taxes.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” has the meaning set forth in Section 2.05(a)(vii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” has the meaning assigned to such term in the preamble to this Agreement.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) Term SOFR plus 1%, (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Benchmark Rate.

“Benchmark Rate” means:

(a) for any Interest Period with respect to a Benchmark Loan denominated in Dollars, a rate per annum equal to Term SOFR;

(b) with respect to a Benchmark Loan denominated Sterling, a rate per annum equal to SONIA, plus 0.0326%;

(c) for any Interest Period with respect to a Benchmark Loan denominated in Euros, a rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., Brussels, Belgium time, on the Rate Determination Date, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(d) for any Interest Period with respect to a Benchmark Loan denominated in Swedish Kronor, a rate per annum equal to the Stockholm Interbank Offered Rate (“STIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Stockholm, Sweden time) on the Rate Determination Date with a term equivalent to such Interest Period;

(e) for any Interest Period with respect to a Benchmark Loan denominated in Danish Kroner, a rate per annum equal to the Copenhagen Interbank Offered Rate (“CIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent as currently published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Copenhagen, Denmark time) on the Rate Determination Date with a term equivalent to such Interest Period;

(f) for any Interest Period with respect to a Benchmark Loan denominated in Norwegian Kroner, a rate per annum equal to the Norwegian Interbank Offered Rate (“NIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 12:00 p.m. (Oslo, Norway time) on the Rate Determination Date with a term equivalent to such Interest Period;

(g) for any interest calculation with respect to an ABR Loan on any date, a rate per annum equal to Term SOFR, at or about 11:00 a.m. New York City time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(h) for any interest calculation with respect to a Benchmark Loan denominated in Canadian Dollars, a rate per annum equal to the Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “CDOR Page” (or any display substituted therefore) of Reuters Monitor Money Rates Service Reuters Screen (“CDOR”), or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion or a comparable successor rate, which rate is approved by the Administrative Agent as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 12:00 p.m. (Toronto, Canada time) on the Rate Determination Date with a term equivalent to such Interest Period provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further that if the Benchmark Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower or, other than for purposes of the definitions of Change in Control and Continuing Directors, any duly authorized committee thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which, if in writing, shall be in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Broker-Dealer Subsidiary” means any Subsidiary that is registered as a broker-dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker-dealer or underwriter under any foreign securities law.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities of, or in fact are closed in, (a) New York City, (b) Stockholm, Sweden (solely with respect to notices of borrowing under Section 2.03) or (c) the state in the United States where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) [reserved];

(b) if such day relates to any interest rate settings as to a Benchmark Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Benchmark Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Benchmark Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Benchmark Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Benchmark Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Benchmark Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. It is understood that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting on the definitions and covenants herein, GAAP as in effect on December 31, 2021 shall be applied.

“Cash Collateral” has the meaning set forth in Section 2.05(e).

“Cash Collateralize” has the meaning set forth in Section 2.05(e).

“Cash Equivalents” means any of the following types of investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated, at the time of acquisition thereof, at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that, at the time of acquisition thereof, have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e) such other investments as may be agreed to from time to time between the Borrower and the Administrative Agent.

“Change in Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests in the Borrower representing either more than 35% of the aggregate ordinary voting power (it being understood that to the extent that Equity Interests in the Borrower held by any such person or group are disregarded for ordinary voting purposes pursuant to the terms of the Borrower’s Organizational Documents, such Equity Interests shall not be included for purposes of determining whether the threshold set forth in this subclause (a) has been met); or

(b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who are not Continuing Directors; or

(c) the occurrence of a “Change in Control” (or similar event, however denominated), as defined in any indenture or agreement in respect of Material Indebtedness of the Borrower or any Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. It is understood and agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.13.

“CIBOR” has the meaning specified in the definition of Benchmark Rate.

“Class,” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving A Loans or Revolving B Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving A Commitment or Revolving B Commitment, and (c) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Clearing House” means each Subsidiary of the Borrower that reconciles, settles, adjusts and clears contracts on an exchange of the Borrower or any of its Subsidiaries or any other exchange in respect of which the Borrower or any of its Subsidiaries has equivalent authority, as the case may be, subject, as applicable, to the rules of any exchange which is qualified to clear trades through such Clearing House.

“Clearing Member” means a firm qualified to clear trades through any Clearing House.

“Clearing Operations” means the business relating to clearing, depository and settlement operations conducted by any Subsidiary.

“Closing Date” means the first Business Day on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is the date hereof.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with a Benchmark Rate or any proposed Successor Rate for Dollars or an Alternative Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “Benchmark Rate”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and applicability and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency or Dollars (or, if the Administrative Agent (in consultation with the Borrower) determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency or Dollars exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges for such period, (v) non-recurring, infrequent or unusual charges incurred during such period, including, without limitation, with respect to restructurings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, costs, expenses or amounts paid in connection with litigation, investigations, fines, settlements and judgments, in an aggregate amount pursuant to this clause (v) not to exceed the greater of (1) $300,000,000 and (2) fifteen percent (15.0%) of Consolidated EBITDA for such period (calculated without giving effect to this clause (v) (provided that the amounts added pursuant to this clause (v) and clause (ix) below shall not, together, exceed twenty (20.0%) of Consolidated EBITDA for such period)), (vi) non-cash expenses resulting from the grant of stock options, restricted stock units, performance stock units or other equity-related incentives or benefits to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the Board of Directors of the Borrower, (vii) non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets, (viii) the aggregate amount of all deferred financing fees and expenses incurred during such period in connection with the Transactions, all non-recurring fees and expenses (excluding interest charges) paid during such period in connection with the Transactions (including, without limitation, fees and expenses incurred in connection with the issuance or extinguishment of debt incurred in connection with the Transactions) and related fees and expenses paid to advisors (but excluding integration and restructuring charges incurred or paid in connection with the Transactions), (ix) integration and restructuring expenses and charges incurred during such period in connection with Acquisitions in an aggregate amount not to exceed the greater of (1) $300,000,000 and (2) fifteen percent (15.0%) of Consolidated EBITDA for such period (calculated without giving effect to this clause (ix) (provided that the amounts added pursuant to this clause (ix) and clause (v) above shall not, together, exceed twenty (20.0%) of Consolidated EBITDA for such period)), set forth in reasonable detail and certified by a Financial Officer of the Borrower, (x) any costs, fees and expenses incurred in connection with any actual or proposed Acquisition, merger, joint venture, issuance of Equity Interests or Equity Equivalents, issuance or prepayments of Indebtedness, disposition or investment not prohibited hereby, in each case whether or not consummated, and (xi) expenses and charges incurred during such period in connection with natural disasters, catastrophes and other force majeure events, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) or (a)(vi) of this definition in any prior period, (ii) any non-recurring gains for such period resulting from natural disasters, catastrophes and other force majeure events (including as a result of the receipt of casualty insurance proceeds), (iii) any non-cash gains for such period, (iv) any income relating to defined benefits pension or post-retirement benefit plans and (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the net income (or loss) of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement or instrument (other than a Loan Document) or any Requirement of Law applicable to such Subsidiary (provided that there shall not be excluded from Consolidated Net Income such part of net income that is used or designated as being available to satisfy regulatory capital or liquidity requirements imposed on any Subsidiary of the Borrower by any Governmental Authority or pursuant to any Requirement of Law), and (b) the net income (or loss) of any other Person that is not a Subsidiary of the Borrower (or is accounted for by the Borrower by the equity method of accounting), except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (except to the extent the income (or loss) of such Subsidiary would be excluded from Consolidated Net Income pursuant to clause (a) of this proviso) during such period.

“Continuing Director” means (a) any member of the Board of Directors of the Borrower who was a member of the Board of Directors of the Borrower on the date of this Agreement and (b) any individual who becomes a member of the Board of Directors of the Borrower after the date of this Agreement if such individual was appointed, elected, nominated or approved for election to the Board of Directors of the Borrower with the affirmative vote of at least a majority of the directors then still in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the SOFR Administrator’s Website.

“Danish Kroner” means the lawful currency of Denmark.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level of the Debt Rating that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder, or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets or has been taken over by the Federal Deposit Insurance Corporation or any other state or federal regulatory authority, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Issuing Bank and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Equity Interests that do not constitute Disqualified Equity Interests), in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (other than upon payment in full of the Obligations, reduction of the LC Exposure to zero and termination of the Commitments or upon a “change in control”; provided that any payment required pursuant to a “change in control” is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is not applicable in more circumstances than pursuant to the change of control provisions in the Senior Notes Indentures as of the date hereof), or (b) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“Documentation Agents” means Citibank, N.A., Goldman Sachs Bank USA, HSBC Bank USA, N.A., Industrial and Commercial Bank of China Limited, New York Branch, Morgan Stanley Senior Funding, Inc. and Svenska Handelsbanken AB (publ), New York Branch, each in its capacity as a documentation agent for the Facilities.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, or the generation, management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means all securities convertible into or exchangeable for Equity Interests, and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to any Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (i) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“ESG” has the meaning specified in Section 2.20(a).

“ESG Amendment” has the meaning specified in Section 2.20(a).

“ESG Applicable Percentage Adjustments” has the meaning specified in Section 2.20(a).

“ESG Pricing Provisions” has the meaning specified in Section 2.20(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of Benchmark Rate.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any Taxes imposed on or measured by its net income or overall gross income, capital, net worth or similar Taxes imposed on it in lieu of or as an adjunct to net or overall gross income taxes (including, for the avoidance of doubt, the Massachusetts corporate excise tax within the meaning of Massachusetts

General Laws Ch. 63, Section 39), or franchise Taxes imposed, in each case, by a jurisdiction as a result of such recipient being organized or resident in, maintaining a lending office in, doing business in or having another present or former connection with, such jurisdiction (other than any business or connection arising (or deemed to arise) from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced, any Loan Documents), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Taxes, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any U.S. federal withholding Tax that (i) is imposed pursuant to any Requirement of Laws in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a), or (ii) is attributable to such Lender’s failure to comply with Section 2.15(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the preamble hereto.

“Existing Letters of Credit” means each Letter of Credit which would be outstanding under the Existing Credit Agreement on the Closing Date and listed on Schedule 2.05.

“Facilities” means the credit and loan facilities provided for in this Agreement pursuant to the Revolving A Facility and the Revolving B Facility, and “Facility” shall refer to either one of them as the context requires.

“Facility Fee” has the meaning set forth in Section 2.10(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement entered into implementing such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of November 23, 2022, by and between the Borrower and Bank of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, with respect to any Person;

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business);

(d) all Funded Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Funded Indebtedness secured thereby has been assumed;

(e) all Guarantees by such Person of Funded Indebtedness of others;

(f) all Capital Lease Obligations of such Person; and

(g) all drafts drawn (to the extent unreimbursed) under any letter of credit, letter of guaranty or bankers’ acceptance for the account of such Person.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Funded Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in any Acquisition may become entitled and (ii) the amount of Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. For the avoidance of doubt, Qualified Equity Interests shall not be deemed Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America; provided that the Borrower may make a one-time election to switch to IFRS, if permitted to do so by the SEC in the Borrower’s filings with the SEC, and following such election and the notification in writing to the Administrative Agent by the Borrower thereof, “GAAP” shall mean IFRS. After such election, the Borrower cannot subsequently elect to report under generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. “Guaranteed” shall have a meaning correlative thereto.

“guarantor” has the meaning specified in the definition of Guarantee.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“HMT” has the meaning specified in the definition of Sanction(s).

“Honor Date” has the meaning set forth in Section 2.05(a)(ix).

“IFRS” means the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

“Incremental Facility Amendment” has the meaning set forth in Section 2.18(b).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.18(b).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.18(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid by such Person (excluding any obligations in respect of cash deposits by any Clearing Member (as defined below) for margin, any default fund or otherwise in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (other than any Guarantee provided by (x) any Clearing House (as defined below) to Clearing Members in the ordinary course of business for their obligations to one another or (y) to the extent considered Indebtedness, the Borrower or any Subsidiary to any other Person providing a clearing arrangement in connection with the fixed income trading business of the Borrower and its Subsidiaries), (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and letters of guaranty (but only to the extent drawn and not reimbursed) and (j) all obligations of such Person in respect of bankers’ acceptances (but only to the extent drawn and not reimbursed). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in any Acquisition may become entitled and (ii) the amount of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. For the avoidance of doubt, Qualified Equity Interests shall not be deemed Indebtedness and “Indebtedness” shall not include (a) with respect to the transfer of positions and related margin from a suspended Clearing Member to another Clearing Member or the liquidation of any suspended or non-performing Clearing Member’s positions and related margin, obligations of the Borrower or a Subsidiary thereof to make a transfer in cash in respect of margin related to such suspended or non-performing Clearing Member’s positions, and (b) with respect to any Clearing House, any transaction with respect to which such entity is a party solely in its capacity as a central counterparty.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date of such Loan, (b) with respect to any Benchmark Loan denominated in Sterling, the last Business Day of each month and the Maturity Date of such Loan and (c) with respect to any Benchmark Loan not denominated in Sterling, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Benchmark Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date of such Loan.

“Interest Period” means, with respect to any Benchmark Borrowing (other than Borrowings denominated in Sterling), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or such other period reasonably satisfactory to the Administrative Agent that is twelve months or less if, at the time of the relevant Borrowing, all Lenders participating therein agree in writing to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period for any Borrowing shall extend past the Maturity Date for the Loans included in such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment (in one transaction or a series of transactions) by such Person, whether by means of (a) the purchase or other acquisition (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) of any Equity Interests or Equity Equivalents in or evidences of Indebtedness or other securities of another Person (including any option, warrant or other right to acquire any of the foregoing), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means (a) initially, Bank of America, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.05(i), Article VIII or Section 9.04(e), in each case, in its capacity as an issuer of Letters of Credit hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunning Managers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, LTD., Nordea Bank ABP, New York Branch, Skandinaviska Enskilda Banken AB (publ) and Wells Fargo Securities LLC, in their capacities as joint bookrunning managers.

“Judgment Currency” has the meaning assigned to such term by Section 9.16.

“LC Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Loan. All LC Borrowings shall be denominated in Dollars.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the aggregate Tranche A LC Exposures and the aggregate Tranche B LC Exposures.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04 or pursuant to an Incremental Facility Amendment, unless and until (a) any such Person ceases to be a party hereto pursuant to Section 9.04 or (b) the Commitments, if any, held by such Person have been terminated and the Obligations (other than contingent Obligations with respect to which no claim has been made), if any, owing to such Person have been paid in full.

“Lender Recipient Parties” means, collectively, the Lenders and the Issuing Banks.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any Issuing Bank.

“Letter of Credit Fees” has the meaning specified in Section 2.10(b).

“Leverage Ratio” means as of any date, the ratio of (a) Total Indebtedness as of such date minus the lesser of (i) cash and cash equivalents (determined in accordance with GAAP) of the Borrower and the Subsidiaries, other than (x) cash and cash equivalents not readily available for use by the Borrower in its discretion (including customer-segregated cash and cash equivalents and cash and cash equivalents required by applicable law or regulatory requirement to be maintained as such by the Borrower or any Subsidiary) and (y) the proceeds of Acquisition Debt, and (ii) $250,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01); provided that notwithstanding anything to the contrary herein, at any time after the definitive agreement for any Acquisition shall have been executed (or, in the case of an Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the determination of the Leverage Ratio.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, each Issuer Document, any Incremental Facility Amendment, each Additional Borrower Agreement (and any related guarantee by the Borrower pursuant to Section 1.10) and each ESG Amendment.

“Loans” means the Revolving Loans.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than any Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Material Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Material Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Material Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, each of the Borrower’s Subsidiaries (i) which the Borrower has elected to treat as a Material Subsidiary, (ii) (a) whose total assets (on a consolidated basis with its subsidiaries) at the last day of the relevant fiscal year (individually or in the aggregate) were greater than 15.0% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (b) whose operating income (calculated in a manner consistent with the public filings of the Borrower) for the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (individually or in the aggregate) are greater than 15.0% of the consolidated operating income of the Borrower and the Subsidiaries for such fiscal year or (iii) which is an Additional Borrower; provided that at no time shall the total consolidated assets or operating income of all Subsidiaries that are not Material Subsidiaries in reliance on clause (ii) above exceed, at such time, 15.0% of the consolidated total assets or 15.0% of the operating income, respectively, of the Borrower and its Subsidiaries and if either such aggregate threshold is exceeded then the Borrower shall designate a sufficient number of Subsidiaries which would not constitute Material Subsidiaries under clause (ii) above as Material Subsidiaries such that neither such aggregate threshold is exceeded. For the avoidance of doubt, for purposes of determining whether any Subsidiary is a Material Subsidiary for purposes of clauses (f), (g), (h), (i), (j) or (k) of Article VII (any such determination that any Subsidiary does not constitute a Material Subsidiary for such purposes, a “Specified Exception”), all Subsidiaries as to which the Borrower has previously relied on a Specified Exception shall be aggregated (based on the calculation of the amounts set forth in clause (ii) of the preceding sentence as of the time such Specified Exception was relied on with respect to each such Subsidiary) for purposes of determining whether a Subsidiary is a Material Subsidiary for purposes of such Specified Exception (e.g., if on March 1, 2023, a Subsidiary which accounted for 6.0% of the Borrower’s consolidated assets as of December 31, 2022 and 6.0% of the Borrower’s operating income for the year ended December 31, 2022 becomes subject to a proceeding described in clause (h) of Article VII, then for purposes of determining whether a second Subsidiary is a “Material Subsidiary” for purposes of Article VII on March 1, 2023, if such second Subsidiary accounted for 9% of the Borrower’s consolidated assets as of December 31, 2023 and 9% of the Borrower’s operating income for the year ended December 31, 2023, such second Subsidiary would not be a “Material Subsidiary” for purposes of Article VII but if such second Subsidiary accounted for 9.5% of the Borrower’s consolidated assets as of December 31, 2023 and/or 9.5% of the Borrower’s operating income for the year ended December 31, 2023, then such second Subsidiary would constitute a “Material Subsidiary” for purposes of Article VII).

“Maturity Date” means December 16, 2027.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six Plan years made or accrued an obligation to make contributions.

“NIBOR” has the meaning specified in the definition of Benchmark Rate.

“Non-ABR Lender” means any Lender that does not extend credit based on a U.S. “prime rate” or Federal Funds Rate in the ordinary course of its business.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrenewal Notice Date” has the meaning set forth in Section 2.05(a)(vii).

“Norwegian Kroner” means the lawful currency of the Kingdom of Norway.

“Obligations” means (a) the due and punctual payment by the Borrower (and the Additional Borrowers, if any) of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans under this Agreement paid equally and ratably, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, in each case, free and clear and without deduction for any Indemnified Taxes or Other Taxes, (ii) each payment required to be made by the Borrower (and the Additional Borrowers, if any) under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest and fees thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower (and the Additional Borrowers, if any) to the Administrative Agent or any of the Lenders under this Agreement and each of the other Loan Documents, paid equally and ratably, including obligations to pay fees (including participation and commitment fees), expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower (and the Additional Borrowers, if any) under or pursuant to this Agreement and each of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, excluding any such Tax imposed as a result of an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.17(b)) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of the assignor or assignee being organized in or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection between the assignor or assignee and the taxing jurisdiction, other than any connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any Letter of Credit or LC Disbursement on any date, the Dollar Equivalent of the aggregate outstanding amount of such Letter of Credit or LC Disbursement on such date after giving effect to any issuance or amendment of any Letter of Credit occurring on such date, any drawing under any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Exposure as of such date, including as a result of any reimbursements by or on behalf of the Borrower of LC Disbursements.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or an Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“parent” has the meaning specified in the definition of subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning specified in Section 9.04(c)(i).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in good faith by appropriate proceedings;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens deemed to exist in connection with Permitted Investments in repurchase agreements;

(h) Liens arising in connection with ordinary course non-speculative hedging arrangements and bankers’ Liens granted in the ordinary course of business relating to the operation of bank accounts maintained by the Borrower or its Subsidiaries or as part of letter of credit transactions and Liens granted in customary escrow arrangements on sales and acquisitions not prohibited by this Agreement;

(i) any netting or setoff arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of its banking arrangements or in connection with the cash pooling activities of the Borrower and its Subsidiaries entered into in the ordinary course of business;

(j) customary Liens over goods, inventory or documents of title where the shipment or storage price is financed by a documentary credit;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) Liens constituting contractual rights of setoff under agreements with customers, in each case, entered into in the ordinary course of business; and

(m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means investments that comply with the Borrower’s Investment Policy as disclosed to the Administrative Agent on the Closing Date, as such Investment Policy may be modified from time to time by the Borrower; provided that the Borrower’s Investment Policy shall not be modified in any manner that would or would reasonably be expected to materially and adversely affect the interests or remedies of the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent.

“Person” means any natural person or entity, including any corporation, limited liability company, trust, joint venture, association, company, partnership or Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“Pricing Level” means the relevant level listed under the column “Pricing Level” in the grid in the definition of “Applicable Rate”.

“primary obligor” has the meaning specified in the definition of Guarantee.

“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio, that such calculation shall give pro forma effect to all dividends, distributions and redemptions of Equity Interests in the Borrower, creation or incurrence of Liens or Acquisitions, all issuances, incurrences or assumptions and all repayments of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred since the beginning of the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01 as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings resulting from headcount reductions, facility closings or similar restructurings to the extent such cost savings (a) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) have been realized or for which the steps necessary for realization have been taken, and as certified by a Financial Officer).

“Projections” has the meaning specified in Section 3.11.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning set forth in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Refinancing” has the meaning assigned to such term in Section 4.01(e).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Subsidiary” means (i) any Broker-Dealer Subsidiary, (ii) any Subsidiary regulated as an insurance company or clearinghouse, and (iii) any Subsidiary whose dividends may be restricted, other activities undertaken by such Subsidiary may be limited or other regulatory actions with respect to such Subsidiary may be taken, in each case by applicable Governmental Authorities in the event that such Subsidiary does not maintain capital at the level required by applicable Governmental Authorities.

“Related Indemnified Person” has the meaning assigned to such term in Section 9.03(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and, without duplication, unused Commitments, collectively, representing more than 50% of the aggregate Revolving Exposures and, without duplication, unused Commitments at such time; provided that the unused Revolving Commitments and Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, official guidance, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” shall have the meaning specified in Section 2.16(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of the Borrower, (b) as to any document delivered on the Closing Date (or, in connection with the closing of any amendment, amendment and restatement, supplement or other modification pursuant to which a certificate of a secretary or assistant secretary is required to be delivered), any secretary or assistant secretary of the Borrower, (c) solely for purposes of notices given under Article II, any other officer or employee of the Borrower expressly designated as a “Responsible Officer” for purposes of the Loan Documents by any other Responsible Officer in a written notice to the Administrative Agent and (d) any other officer or employee of the Borrower designated as a “Responsible Officer” for purposes of the Loan Documents in or pursuant to a written agreement between the Borrower and the Administrative Agent in connection with the Loan Documents. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Benchmark Loan denominated in an Alternative Currency other than Sterling, (ii) with respect to a Benchmark Loan denominated in Sterling, each Interest Payment Date, (iii) each date of a continuation of a Benchmark Loan denominated in an Alternative Currency pursuant to Section 2.03 and (iv) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or an Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving A Commitment” means, with respect to each Revolving A Lender, the commitment, if any, of such Revolving A Lender to make Revolving A Loans and to acquire participations in Tranche A Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Revolving A Lender’s Revolving A Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving A Lender pursuant to Section 9.04 or pursuant to any Incremental Facility Amendment. The initial amount of each Revolving A Lender’s Revolving A Commitment is set forth on Schedule 2.01 to this Agreement, or in the Assignment and Assumption pursuant to which such Revolving A Lender shall have assumed its Revolving A Commitment, as the case may be. The initial aggregate amount of the Revolving A Lenders’ Revolving A Commitments is $905,000,000.

“Revolving A Exposure” means, with respect to any Revolving A Lender at any time, the sum of the Outstanding Amount of such Revolving A Lender’s Revolving A Loans and its Tranche A LC Exposure at such time.

“Revolving A Facility” means the Revolving A Commitments and the extension of credit made hereunder by the Revolving A Lenders.

“Revolving A Lender” means a Lender with a Revolving A Commitment or, if the Revolving A Commitments have terminated or expired, a Lender with Revolving A Exposure.

“Revolving A Loan” means a Loan made pursuant to Section 2.01(i).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving B Commitment” means, with respect to each Revolving B Lender, the commitment, if any, of such Revolving B Lender to make Revolving B Loans and to acquire participations in Tranche B Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Revolving B Lender’s Revolving B Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving B Lender pursuant to Section 9.04 or pursuant to any Incremental Facility Amendment. The initial amount of each Revolving B Lender’s Revolving B Commitment is set forth on Schedule 2.01 to this Agreement, or in the Assignment and Assumption pursuant to which such Revolving B Lender shall have assumed its Revolving B Commitment, as the case may be. The initial aggregate amount of the Revolving B Lenders’ Revolving B Commitments is $345,000,000.

“Revolving B Exposure” means, with respect to any Revolving B Lender at any time, the sum of the Outstanding Amount of such Revolving B Lender’s Revolving B Loans and its Tranche B LC Exposure at such time.

“Revolving B Facility” means the Revolving B Commitments and the extension of credit made hereunder by the Revolving B Lenders.

“Revolving B Lender” means a Lender with a Revolving B Commitment or, if the Revolving B Commitments have terminated or expired, a Lender with Revolving B Exposure.

“Revolving B Loan” means a Loan made pursuant to Section 2.01(ii).

“Revolving Commitment” means a Revolving A Commitment and/or a Revolving B Commitment, as the context requires.

“Revolving Exposure” means the Revolving A Exposure and/or the Revolving B Exposure, as the context requires.

“Revolving Lender” means a Revolving A Lender and/or a Revolving B Lender, as the context requires.

“Revolving Loan” means a Revolving A Loan and/or a Revolving B Loan, as the context requires.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States federal government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) and, solely with respect to the definition of “Designated Jurisdiction,” the government of Canada (including Canadian Economic Sanctions and Export Control Laws), the Swedish Financial Supervisory Authority and European Economic Area.

“Screen Rate” means the Applicable Reference Rate quote for an Applicable Currency on the applicable screen page the Administrative Agent designates to determine such Applicable Reference Rate for such Applicable Currency (or such other commercially available source providing such quotations for such Applicable Currency as may be designated by the Administrative Agent from time to time).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Senior Notes Indenture” means the Indenture, dated as of June 7, 2013, between the Borrower and the trustee party thereto, as supplemented by the First Supplemental Indenture, dated as of June 7, 2013, the Second Supplemental Indenture, dated as of May 29, 2014, the Third Supplemental Indenture, dated as of May 20, 2016, the Fifth Supplemental Indenture, dated as of September 22, 2017, the Sixth Supplemental Indenture, dated as of April 1, 2019, the Seventh Supplemental Indenture, dated as of February 13, 2020, the Eighth Supplemental Indenture, dated as of April 28, 2020, the Ninth Supplemental Indenture, dated as of December 21, 2020, the Tenth Supplemental Indenture, dated as of December 21, 2020, the Eleventh Supplemental Indenture, dated as of December 21, 2020, the Twelfth Supplemental Indenture, dated as of July 30, 2021, and the Thirteenth Supplemental Indenture, dated as of March 7, 2022, in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Adjustment” means, with respect to Term SOFR for any Interest Period, 0.10% per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for SOFR identified as such by the SOFR Administrator from time to time.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided, however, that, if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Specified Exception” has the meaning specified in the definition of Material Subsidiary.

“Specified Lender” has the meaning specified in Section 2.04(a).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“STIBOR” has the meaning specified in the definition of Benchmark Rate.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Successor Rate” has the meaning specified in Section 2.12(c).

“Sustainability Coordinator” means BofA Securities, Inc. in its capacity as a sustainability coordinator for the purposes specified in Section 2.20.

“Sustainability Linked Loan Principles” means, as of any date of determination, the Sustainability Linked Loan Principles as most recently published by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swedish Kronor” means the lawful currency of the Kingdom of Sweden.

“Syndication Agents” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, LTD., Nordea Bank ABP, New York Branch, Skandinaviska Enskilda Banken AB (publ) and Wells Fargo Securities LLC, each in its capacity as a syndication agent for the Facilities.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, withholdings or similar charges or deductions now or hereafter imposed, levied, collected or withheld by any Governmental Authority, and any interest, penalties or additions to tax related thereto.

“Term SOFR” means:

a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the first day of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

b) for any interest calculation with respect to a Base Rate Loan on any day, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing on such day; provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.00%, the Term SOFR shall be deemed 0.00% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 2.12(b).

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 2.12(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME Group Benchmark Administration Limited (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 2.12(b)(ii).

“Total Indebtedness” means, without duplication, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries included as a liability on the balance sheet of the Borrower and its Subsidiaries, determined on a consolidated basis, plus any guarantee of indebtedness of any third party; provided that the term “Indebtedness” shall not include any of the following or any guarantees thereof: (i) contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness, (ii) any unfunded commitment or (iii) any Indebtedness or Guarantees permitted by Section 6.01(viii), (ix) or (xii) and outstanding in reliance of any such Section.

“Tranche A LC Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Tranche A Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Tranche A Letters of Credit, including all LC Borrowings in respect of Tranche A Letters of Credit. For purposes of computing the amount available to be drawn under any Tranche A Letter of Credit, the amount of such Tranche A Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Tranche A Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Tranche A Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The Tranche A LC exposure of any Revolving A Lender at any time shall be its Applicable Percentage of the aggregate Tranche A LC Exposure at such time.

“Tranche A Letter of Credit” means any Letter of Credit issued under the Revolving A Facility.

“Tranche B LC Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Tranche B Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Tranche B Letters of Credit, including all LC Borrowings in respect of Tranche B Letters of Credit. For purposes of computing the amount available to be drawn under any Tranche B Letter of Credit, the amount of such Tranche B Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Tranche B Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Tranche B Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The Tranche B LC exposure of any Revolving B Lender at any time shall be its Applicable Percentage of the aggregate Tranche B LC Exposure at such time.

“Tranche B Letter of Credit” means any Letter of Credit issued under the Revolving B Facility.

“Tranche Conversion” has the meaning specified in Section 2.04(a).

“Transaction Costs” means all fees, costs and expense incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, (b) the Refinancing and (c) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Benchmark Rate, Term SOFR or the Base Rate.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UK ESOP Program” means any program in which any Subsidiary acts as an intermediary in the UK for customers’ exercise of employee stock option programs and/or equivalent incentive schemes that the customers have for its employees.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States Tax Compliance Certificate” has the meaning specified in Section 2.15(e)(ii)(C).

“Unreimbursed Amount” has the meaning specified in Section 2.05(a)(ix.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with (a) respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Benchmark Loan”) or by Class and Type (e.g., a “Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Benchmark Borrowing”) or by Class and Type (e.g., a “Benchmark Revolving Borrowing”).

SECTION 1.03 Terms Generally; Times of Day. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise indicated or the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including any election by the Borrower to operate under IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change or election shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Pro Forma Calculations. For purposes of any determination of the Leverage Ratio pursuant to Section 2.18 or any covenant set forth in Article VI: for any period during which any Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs (or has occurred since the last day of such period), the calculation of the Leverage Ratio with respect to such period for such purpose shall be made on a Pro Forma Basis.

SECTION 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount, or the Dollar Equivalent of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount, or the Dollar Equivalent thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount, or the Dollar Equivalent of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount, or the Dollar Equivalent is in effect at such times.

SECTION 1.07 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Exposure and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or such Issuing Bank, as applicable; provided that for purposes of determining compliance with any Dollar-denominated restriction on (x) the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness is incurred, in the case of term debt, or first committed, in the case of revolving credit date; provided that, if indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased; and (y) the making of any investment, the Dollar-equivalent amount of any investment denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such investment was made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Benchmark Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Benchmark Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

SECTION 1.08 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Benchmark Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired credit extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Benchmark Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Benchmark Loans) or such Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Benchmark Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Benchmark Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Benchmark Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Benchmark Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.09 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the applicable interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) If applicable, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (after consultation with the Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may (after consultation with the Borrower) from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.10 Additional Borrowers.

Notwithstanding anything in Section 9.02 to the contrary, following the Closing Date, the Borrower may request that one or more of its Foreign Subsidiaries that is a Wholly-Owned Subsidiary be added as an additional borrower (the “Additional Borrower”) under the Facilities by delivering to the Administrative Agent an Additional Borrower Agreement executed by such Foreign Subsidiary and the Borrower and specifying the proposed effective date thereof; provided that the jurisdiction of organization of such Foreign Subsidiary shall be reasonably satisfactory to each Lender. Such Foreign Subsidiary shall for all purposes of this Agreement be a borrower hereunder no earlier than the latest of (i) twenty (20) days (or such shorter period as the Administrative Agent may in its discretion agree) after delivery of such Additional Borrower Agreement; (ii) five (5) Business Days after receipt by the Lenders and the Administrative Agent of such documentation and other information reasonably requested by the Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations provided that there has been no written objection submitted by any of the Lenders or the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information; (iii) the receipt by the Administrative Agent and the Lenders of opinions of counsel relating to such Additional Borrower Agreement (and the guarantee referred to below) in form and substance reasonably satisfactory to the Administrative Agent and covering such customary matters in connection therewith as may be requested by the Administrative Agent; and (iv) if the applicable Additional Borrower is organized or incorporated in or under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, any jurisdiction other than a jurisdiction in or under the laws of which at least one then-existing Borrower is organized or incorporated as of the date the Additional Borrower Agreement is delivered to the Administrative Agent, the date of the effectiveness of an amendment of this Agreement, which amendment must be as mutually agreed by the Administrative Agent, the Borrower, such Additional Borrower and each Lender (including, without limitation, Section 2.15 and the definition of “Excluded Taxes” and whether a carve out for any “day one” Taxes is appropriate); provided that the Borrower shall unconditionally guarantee the Obligations of any such Additional Borrowers on a senior unsecured basis pursuant to a guarantee agreement in form reasonably satisfactory to the Administrative Agent. Any obligations in respect of borrowings by any Additional Borrower under this Agreement will constitute “Obligations” for all purposes of the Loan Documents; provided that in no event shall any Additional Borrower have any liability with respect to the Obligations of the Borrower or any other Additional Borrower. Promptly following receipt of any Additional Borrower Agreement the Administrative Agent shall send a copy thereof to each Lender.

SECTION 1.11 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Bank of America and its affiliates or other related entities may, in their ordinary course of business, separate from their roles as the Administrative Agent, a Lender or other agent or arranger under the Loan Documents, engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner that, while undertaken in good faith, may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.12 Effect of Amendment and Restatement. This Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety. On the Closing Date, (i) except for such rights and obligations that, by their terms, expressly survive the termination of the Existing Credit Agreement, the rights and obligations of the parties under the Existing Credit Agreement shall no longer be in effect and (ii) the Commitments under the Existing Credit Agreement shall no longer be in effect and thereafter only Commitments under this Agreement shall be outstanding until otherwise terminated in accordance with the terms hereof. All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (i) each Revolving A Lender severally agrees to make Revolving A Loans denominated in Dollars or an Alternative Currency to the Borrower or, if applicable, any Additional Borrower as elected by the Borrower pursuant to Section 2.03 from time to time, on any Business Day during the Revolving Availability Period, in an aggregate Outstanding Amount that will not result in such Revolving A Lender’s Revolving A Exposure exceeding such Revolving A Lender’s Revolving A Commitment or the aggregate Outstanding Amount of Revolving Loans denominated in Alternative Currencies exceeding the Alternative Currency Sublimit and (ii) each Revolving B Lender severally agrees to make Revolving B Loans denominated in Dollars or an Alternative Currency to the Borrower or, if applicable, an Additional Borrower, as elected by the Borrower pursuant to Section 2.03 from time to time, on any Business Day during the Revolving Availability Period, in an aggregate Outstanding Amount that will not result in such Revolving B Lender’s Revolving B Exposure exceeding such Revolving B Lender’s Revolving B Commitment or the aggregate Outstanding Amount of Revolving Loans denominated in Alternative Currencies exceeding the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay, and reborrow Revolving Loans. Revolving Loans denominated in Dollars may be ABR Loans or Benchmark Loans, as further provided herein, and Revolving Loans denominated in Alternative Currencies must be Benchmark Loans, as further provided herein.

SECTION 2.02 Funding of Loans. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Lender at its option may make any Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03 Requests for Borrowings.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Benchmark Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon, New York City time, two (2) Business Days prior to the requested date of any Borrowing or continuation of Benchmark Loans denominated in Dollars or any conversion of ABR Loans to Benchmark Loans, (ii) 12:00 noon, New York City time, four (4) Business Days prior to the requested date of any Borrowing or continuation of Benchmark Loans denominated in an Alternative Currency, (iii) 11:00 a.m., New York City time, on the requested date of any Borrowing of ABR Loans under the Revolving A Facility, (iv) 3:00 p.m., New York City time, on the requested date of any Borrowing of ABR Loans under the Revolving B Facility (provided that any notice provided after 3:00 p.m., New York City time, on any day will be deemed to have been provided at 8:00 a.m., New York City time on the next Business Day); provided, however, that if the Borrower wishes to request Benchmark Loans (other than Benchmark Loans, if any, made on the Closing Date) having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Benchmark Loans shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.05, each Borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of Revolving Loans, a conversion of Revolving Loans from one Type to the other, or a continuation of Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Revolving Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto, (vii) under which Facility the Borrowing is to be made (or whether the aggregate amount of the Loans requested should be divided between the Facilities on a pro rata basis). If the Borrower fails to specify a Type of Loan in a Borrowing Request or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, ABR Loans (unless the Loan being made or continued is denominated in an Alternative Currency, in which case it shall be made or continued as a Benchmark Loan with an Interest Period of one month). Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Benchmark Loans in any such Borrowing Request, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Benchmark Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified in a Borrowing Request, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its pro rata share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to ABR Loans or continuation of Loans denominated in an Alternative Currency described in Section 2.03(a). In the case of each Borrowing, each applicable Lender shall make the amount of its Loan available to the

Administrative Agent in Same Day Funds at the Administrative Agent’s Office for Dollars or the applicable Alternative Currency, as the case may be, not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Borrowing Request; provided that, solely in the case of a Borrowing of ABR Loans under the Revolving B Facility, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for Dollars within 90 minutes after receipt of notice from the Administrative Agent (or, if later, by 9:30, a.m., New York City time, on the required date of funding). Upon satisfaction of the conditions set forth in Section 4.02 (and, with respect to Loans, if any, made on the Closing Date, the conditions set forth in Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with such amount in immediately available funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date a Borrowing Request with respect to a Borrowing of Revolving Loans is given by the Borrower, there are LC Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Benchmark Loan. During the existence of an Event of Default, the Required Lenders may require that no Loans may be converted to or continued as Benchmark Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Benchmark Loans upon determination of such interest rate. The determination of the Benchmark Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the applicable Lenders of any change in the Administrative Agent’s base rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at one time unless otherwise agreed between the Borrower and the Administrative Agent.

(f) Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon, New York City time (or, in case of ABR Loans under the Revolving B Facility, prior to 4:00 p.m., New York City Time), on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.03(f) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall promptly remit to Borrower any amounts previously paid by Borrower in respect of such Borrowing under this Section 2.03. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(g) Each Lender that is a lender under the Existing Credit Agreement hereby waives the right to any payments pursuant to Section 2.14 of the Existing Credit Agreement in connection with the Refinancing.

(h) With respect to SOFR or Term SOFR, the Administrative Agent shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(i) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

SECTION 2.04 Tranche Conversions.

(a) The Borrower may request that any Lender (any such Lender, a “Specified Lender”) convert all or a part of such Lender’s Revolving Commitment into a Revolving Commitment of another Class. Each Specified Lender shall notify the Borrower within five (5) Business Days of receipt of the Borrower’s request, in writing, if and by what amount such Specified Lender is willing, in its sole discretion, to so convert its Commitment to a Commitment of another Class. Notwithstanding the foregoing, anything else provided herein or otherwise, if any Specified Lender shall fail to notify the Borrower within such five Business Day period, such Specified Lender shall be deemed to have declined such requested conversion. Any such conversion of Commitments occurring pursuant to this Section 2.04 shall be pursuant to a written agreement signed by the Borrower, the converting Lender and the Administrative Agent and shall be referred to herein as a “Tranche Conversion”; provided that no Tranche Conversion shall be permitted unless, after giving effect thereto and to any prepayment of Loans in connection therewith, the Revolving Exposure under each Facility would not exceed the Revolving Commitments under such Facility.

(b) In the event of any Tranche Conversion concerning a Lender who was a Revolving B Lender prior to such conversion: (x) such Revolving B Lender’s Revolving B Commitment shall automatically be converted into a Revolving A Commitment in the same amount and (y) such Lender shall thereafter be considered a “Revolving A Lender” for purposes hereof. In the event of any Tranche Conversion concerning a Lender who was a Revolving A Lender prior to such conversion: (x) such Revolving A Lender’s Revolving A Commitment shall automatically be converted into a Revolving B Commitment in the same amount and (y) such Lender shall thereafter be considered a “Revolving B Lender” for purposes hereof.

(c) In the event there are any Loans or LC Advances outstanding as of the date of any Tranche Conversion, (i) the Borrower shall prepay (which prepayment shall not be on a pro rata basis with the other Loans and LC Advances owing to other Lenders under such Facility) all Loans and LC Advances under any Facility owing to the Lender whose Revolving Commitment under such Facility is being converted and (ii) the Lender whose Revolving Commitment under a Facility is being converted to a Revolving Commitment under the other Facility shall purchase at par from each of the other Lenders under the Facility to which such Lender’s Revolving Commitment is being converted such principal amount of the outstanding Revolving Loans and LC Advances of each such Lender as may be specified by the Administrative Agent so that, after giving effect to all such purchases, each Borrowing and LC Advance under such Facility is held on a pro rata basis by the Lenders thereunder in accordance with their Applicable Percentages.

(d) In connection with any Tranche Conversion pursuant to this Section 2.04, the Alternative Currency Sublimit for each Facility shall be automatically adjusted at the time of such Tranche Conversion so that the percentage obtained by dividing the Alternative Currency Sublimit for such Facility by the total Revolving Commitments under such Facility immediately following such Tranche Conversion is equal to such percentage immediately after such Tranche Conversion.

SECTION 2.05 Letters of Credit.

(a) Discretionary Letters of Credit.

(i) Subject to the terms and conditions set forth herein, (A) any Issuing Bank may, in its sole discretion, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (x) from time to time on any Business Day during the period from the Closing Date until the fifth Business Day prior to the Maturity Date, issue Letters of Credit for the account of the Borrower under any Revolving Facility (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with this Section 2.05, and (y) to honor drawings under the Letters of Credit and (B) the Revolving Lenders under each Revolving Facility severally agree to participate in Letters of Credit issued under such Revolving Credit Facility pursuant to this Section 2.05; provided that no Issuing Bank shall make LC Credit Extensions with respect to Letters of Credit, and Revolving Lenders shall not be obligated to participate in Letters of Credit if, after giving effect to such LC Credit Extension, (i) the Revolving Exposures would exceed the Revolving Commitments, (ii) in the case of a Tranche A Letter of Credit, the aggregate principal amount of the total Revolving A Exposures would exceed the total Revolving A Commitments or (iii) in the case of a Tranche B Letter of Credit, the aggregate principal amount of the total Revolving B Exposures would exceed the total Revolving B Commitments, as applicable. Each request by the Borrower for an LC Credit Extension shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period and subject to the consent of the applicable Issuing Bank, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Issuing Bank shall issue or amend any Letters of Credit if:

(1) subject to Section 2.05(a)(viii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by such Issuing Bank and the Administrative Agent;

(2) subject to Section 2.05(a)(iii), the expiry date of such requested Letter of Credit would occur after the one year anniversary of the Maturity Date (provided that the total amount of all Letters of Credit with an expiry date after the Maturity Date shall not be permitted to exceed $125,000,000), unless each Revolving Lender shall have approved such expiry date;

(3) in the case of any Issuing Bank other than Bank of America, such Letter of Credit is denominated in currency other than Dollars; or

(4) except as otherwise agreed by the Administrative Agent and the applicable Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000 or is not in an integral multiple of $100,000 in excess thereof.

(iii) The Borrower shall cause any Letter of Credit outstanding on or after the date that is five Business Days prior to the Maturity Date to be Cash Collateralized in accordance with Section 2.05(e) on or prior to such date and for so long as such Letter of Credit is outstanding.

(iv) Each Issuing Bank shall act on behalf of the applicable Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included each Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(v) Each Letter of Credit shall be issued or amended, as the case may be, with the consent of the applicable Issuing Bank and upon the request of the Borrower delivered to such Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such Issuing Bank and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) and whether such Letter of Credit shall be a Tranche A Letter of Credit or a Tranche B Letter of Credit; (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the request Letter of Credit will be denominated; and (h) such other information as shall be necessary to prepare such Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other information as shall be necessary to amend such Letter of Credit.

(vi) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received written notice from the Required Lenders, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more conditions contained in Section 4.02 (and, with respect to Letters of Credit, if any, issued on the Closing Date, the conditions set forth in Section 4.01) shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank may (but shall not be required to), on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender under the applicable Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Percentage under the applicable Revolving Facility times the amount of such Letter of Credit.

(vii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the fifth Business Day prior to the Maturity Date; provided that such Issuing Bank shall not permit any such renewal if (A) such Issuing Bank has determined that it would not be permitted to issue such Letter of Credit in its renewed form under the terms thereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or the Required Lenders, as applicable, or the Borrower that one or more of the conditions specified in Section 4.02 is not then satisfied.

(viii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(ix) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify promptly the Borrower and the Administrative Agent thereof. In the case of an LC Disbursement with respect to any Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of an LC Disbursement under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the LC Disbursement promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day following the date on which the Borrower receives notice of any LC Disbursement (each such date, an “Honor Date”), the Borrower shall reimburse the applicable Issuing Bank in an amount equal to the amount of such LC Disbursement and in the applicable currency. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Lender under the applicable Revolving Facility of the Honor Date, the amount of the unreimbursed LC Disbursement (the “Unreimbursed Amount”) (expressed in Dollars based on the Dollar Equivalent amount thereof in the case of an Alternative Currency), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested an ABR Revolving Loan under the Revolving Facility under which such Letter of Credit was issued to be disbursed on the Honor Date in an amount equal to the Outstanding Amount of such LC Disbursement, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Commitments under the applicable Revolving Facility, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.05(a)(ix) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(x) Each Revolving Lender (including any such Lender acting as an Issuing Bank) under the applicable Revolving Facility shall upon receipt of any notice made pursuant to Section 2.05(a)(ix) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of any LC Disbursement that has not been reimbursed by the Borrower at or prior to 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(a)(xii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank and such funds shall be applied to repay the applicable LC Disbursement.

(xi) With respect to any LC Disbursement that is not fully reimbursed by the Borrower and has not been refinanced by an ABR Revolving Loan because the applicable conditions set forth in Article IV cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an LC Borrowing under the Revolving Facility under which such Letter of Credit was issued in the Outstanding Amount of the LC Disbursement that is not so reimbursed or refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.11(c). In such event, each applicable Revolving Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(a)(x) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(xii) Until a Revolving Lender funds its Revolving Loan or LC Advance pursuant to this Section 2.05(a) to reimburse the applicable Issuing Bank for any LC Disbursement, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable Issuing Bank.

(xiii) Each Revolving Lender’s obligation to make Revolving Loans or LC Advances to reimburse the applicable Issuing Bank for LC Disbursements in respect of Letters of Credit issued under the applicable Revolving Facility that are not reimbursed by the Borrower as set forth herein, as contemplated by this Section 2.05(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(a) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(xiv) If any Revolving Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(a) by the time specified in Section 2.05(a)(x), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. A certificate of an Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(a)(xiv) shall be conclusive absent manifest error.

(xv) If any Revolving Lender becomes a Defaulting Lender following the issuance of any Letter of Credit, then subject to the provisions of Section 2.19, the Borrower will promptly deposit Cash Collateral with the Administrative Agent in an amount equal to the Fronting Exposure to such Defaulting Lender which Cash Collateral shall be held by the Administrative Agent to secure such Defaulting Lender’s obligations to participate in such Letter of Credit (and, if any Cash Collateral remains following the return or expiration of such Letter of Credit or such Lender ceasing to constitute a Defaulting Lender (including as a result of an assignment pursuant to Section 9.06), shall be returned to the Borrower promptly following such return or expiration).

(b) Repayment of Participations.

(i) If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.05(a), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related LC Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(a)(x) is required to be returned under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (b)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(c) The obligation of the Borrower to reimburse the applicable Issuing Bank for each LC Disbursement and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(A) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(B) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(C) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(D) any payment by an Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency proceeding;

(E) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(F) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by any Requirement of Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, or acts or omissions by such Issuing Bank constituting gross negligence or willful misconduct by, such Issuing Bank.

(d) Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of, an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrower to Cash Collateralize the LC Exposure or (ii) an Event of Default pursuant to clause (h) or (i) of Article VII occurs and is continuing, then the Borrower shall Cash Collateralize the LC Exposure (in an amount equal to the Outstanding Amount thereof determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under clause (h) or (i) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Bank and the applicable Revolving Lenders, as collateral for the LC Exposure, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (which documents are hereby consented to by the applicable Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the applicable Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such LC Exposure (or, in the case of Cash Collateral deposited in respect of Fronting Exposure, such Fronting Exposure) and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower within three days of the date that such excess accrues together with all interest, if any, that has accrued on such amount. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrower within three days of the occurrence of such cure or waiver together with all interest, if any, that has accrued on such amount.

(f) Applicability of ISP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(g) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(h) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(i) Addition of an Issuing Bank. A Revolving Lender may become an additional Issuing Bank hereunder pursuant to a written agreement between the Borrower and such Revolving Lender and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed). The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(j) Rollover of Existing Letters of Credit. Each of the Existing Letters of Credit outstanding under the Existing Credit Agreement on the Closing Date immediately prior to the effectiveness of this Agreement shall be deemed to be issued by the Issuing Bank thereof as Tranche A Letters of Credit under this Agreement on the Closing Date.

SECTION 2.06 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or if less, the entire remaining amount, (ii) the Borrower shall not terminate or reduce either Class of the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.09, the aggregate Revolving Exposures of such Class (excluding, in the case of any termination of the Revolving A Commitments or the Revolving B Commitments, the portion of the Revolving A Exposures or Revolving B Exposures attributable to outstanding Tranche A Letters of Credit or Tranche B Letters of Credit, as applicable, if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank with respect to such Tranche A Letters of Credit or Tranche B Letters of Credit, as applicable, and each applicable Issuing Bank has released the Revolving Lenders of such Class from their participation obligations with respect to such Tranche A Letters of Credit or Tranche B Letters of Credit, as applicable) would exceed the aggregate Revolving Commitments of such Class or (iii) except in the case of a disproportionate reduction of the Revolving A Commitments at any time that the aggregate Revolving B Commitments are $200,000,000 or less, each reduction of the Revolving Commitments under any Facility shall be accompanied by a pro rata reduction in the Revolving Commitments under the other Facility (based on the aggregate principal amount of Revolving Commitments under each Facility immediately prior to each such reduction).

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.06 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date in the currency in which such Revolving Loan is denominated.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Absent manifest error, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.08 [Reserved].

SECTION 2.09 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing under either Revolving Facility in whole or in part, subject to the requirements of this Section 2.09.

(b) In the event and on such occasion that:

(i) the aggregate Revolving A Exposures or aggregate Revolving B Exposures exceed 100% of the aggregate Revolving Commitments of the applicable Class, the Borrower shall prepay, within one Business Day of the Administrative Agent’s delivery to the Borrower of written notice thereof, Revolving Loans of such Class (or, if no such Borrowings are outstanding, Cash Collateralize Letters of Credit of such Class pursuant to Section 2.05(e)) in an aggregate amount equal to the amount by which such Revolving Exposures exceed the aggregate Revolving Commitments of such Class; and

(ii) the aggregate amount of Revolving Loans and Letters of Credit denominated in an Alternative Currency exceeds 105% of the Alternative Currency Sublimit, the Borrower shall prepay, within three Business Days of the Administrative Agent’s delivery to the Borrower of written notice thereof, such Revolving Loans (or, if no such Borrowings are outstanding, Cash Collateralize such Letters of Credit pursuant to Section 2.05(e)) in an aggregate amount equal to the amount by which the aggregate amount of Revolving Loans and Letters of Credit denominated in an Alternative Currency exceeds the Alternative Currency Sublimit.

(c) In connection with any optional prepayment pursuant to Section 2.09(a), the Borrower shall notify the Administrative Agent by telephone (confirmed by any approved form of electronic communication or otherwise in writing) of any prepayment hereunder (i) in the case of prepayment of a Benchmark Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, two Business Days before the date of prepayment, (ii) in the case of prepayment of a Benchmark Borrowing denominated in an Alternative Currency, not later than 12:00 p.m., New York City time, four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing of a Revolving A Loan, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of an ABR Borrowing of a Revolving B Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, Class of Loans to be prepaid and the principal amount of each Borrowing or Borrowings or portion thereof to be prepaid; provided that a notice of optional prepayment may state that such notice is conditional upon the occurrence of an event specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 12:00 noon New York City time, on the specified date) if such condition is not satisfied; provided further that each such notice must be in a form reasonably acceptable to the Administrative Agent. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided that during the continuance of an Event of Default, each prepayment shall be applied pro rata among each Class of Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, except in the case of partial prepayment of ABR Loans, which interest shall be payable on the next scheduled Interest Payment Date.

SECTION 2.10 Fees.

(a) Subject to Section 2.19, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee in Dollars (the “Facility Fee”), which shall accrue at the Applicable Rate on the actual daily amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate (and following the termination of the Revolving Commitments, such fee shall be payable on the Revolving Exposure of each Revolving Lender until such Revolving Exposure is reduced to zero). Accrued facility fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year (accruing through the last day of each month) and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Subject to Section 2.19, the Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee in Dollars with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Benchmark Loans on the actual daily Outstanding Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or LC Borrowings) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each applicable Issuing Bank a fronting fee in Dollars, which shall accrue at the rate per annum specified in the Fee Letter (or such other rate agreed to from time to time between the Borrower and such Issuing Bank) on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or LC Borrowings) under any Letter of Credit issued by such Issuing

Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure under any Letter of Credit issued by such Issuing Bank, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (clauses (i) and (ii), collectively, the “Letter of Credit Fees”). Participation fees and fronting fees accrued pursuant to this Section 2.10(b) through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph (b) shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the making of such Lender’s Revolving Commitment, an upfront fee on the Closing Date in an amount as separately agreed among the Arrangers and the Borrower. Such fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter (or such other amount agreed to from time to time by the Administrative Agent and the Borrower).

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds in the currency specified herein (or, if no currency is specified, in Dollars), to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, upfront fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error.

SECTION 2.11 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Base Rate plus the Applicable Rate. In addition, if at any time any Loans are maintained as ABR Loans, the Borrower agrees that within 10 Business Days after receiving any request from any Non-ABR Lender (but not more frequently than quarterly for any Lender), the Borrower will pay such Non-ABR Lender the ABR Gross-Up Amount with respect to the ABR Loans of such Non-ABR Lender.

(b) The Loans comprising each Benchmark Borrowing shall bear interest at the applicable Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, (i) if any amount (other than principal of any Loan) payable by the Borrower hereunder (including any LC Disbursement or LC Borrowing) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.11, (ii) if any principal of any Loan payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11, and (iii) upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including ABR Loans determined by reference to the Benchmark Rate). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12 Alternate Rate of Interest; Successor Rates.

(a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Applicable Reference Rate for the applicable Applicable Currency has been determined in accordance with Section 2.12(b) or Section 2.12(c) and the circumstances under clause (i) of Section 2.12(b) or of Section 2.12(c) or the Term SOFR Scheduled Unavailability Date or Alternative Currency Schedule Unavailability Date has occurred with respect to such Applicable Reference Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Applicable Reference Rate for the applicable Applicable Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Applicable Reference Rate with respect to a proposed Loan denominated in an Applicable Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert ABR Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the ABR, the utilization of the Term SOFR component in determining the ABR shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.12(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of ABR Loans in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of a Loan denominated in Sterling or at the end of the applicable Interest Period, in the case of an Alternative Currency Loan not denominated in Sterling or (2) be prepaid in full immediately, in the case of a Loan denominated in Sterling, or at the end of the applicable Interest Period, in the case of an Alternative Currency Loan not denominated in Sterling; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Loan denominated in Sterling, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Loan not denominated in Sterling, by the last day of the current Interest Period for such Alternative Currency Loan, the Borrower shall be deemed to have elected clause (1) above.

(b) Replacement of Term SOFR or Term SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (in consultation with the Borrower) (any such date, the “Term SOFR Replacement Date”), which date shall be, at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).

If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (A) if the U.S. Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in Section 2.12(b)(i) or 2.12(b)(ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement and the other Loan Documents solely for the purpose of replacing Term SOFR or any then current Term SOFR Successor Rate in accordance with this Section 2.12(b) at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmark in similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmark in similar Dollar denominated credit facilities syndicated and agented in the United States. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders object to such amendment.

(c) Replacement of Applicable Reference Rate or Successor Rate for Alternative Currencies. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Applicable Reference Rate for an Alternative Currency because none of the tenors of such Applicable Reference Rate under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Applicable Reference Rate for an Alternative Currency under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Applicable Reference Rate for such Alternative Currency (the latest date on which all tenors of the Applicable Reference Rate for such Alternative Currency under this Agreement are no longer representative or available permanently or indefinitely, the “Alternative Currency Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 2.12(c) (i) or (ii) have occurred with respect to the Alternative Currency Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for an Alternative Currency or any then current Alternative Currency Successor Rate for an Alternative Currency in accordance with this Section 2.12 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, an “Alternative Currency Successor Rate”, and collectively with the Term SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes (subject to the Borrower’s consultation rights specified in the definition thereof) will become effective without any further action (other than consultation with the Borrower, as noted above) or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(e) For purposes of this Section 2.12, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.

SECTION 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets or liquidity of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement contemplated by Section 2.13(e) other than as set forth below);

(ii) impose on any Lender or any Issuing Bank or any applicable interbank market any other condition, cost or expense affecting this Agreement or Benchmark Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender or Issuing Bank to any Tax of any kind whatsoever with respect to any Loan Document, or any Loan made by it or any Letter of Credit or participation therein, except for (X) Indemnified Taxes or Other Taxes indemnified under Section 2.15, (Y) any penalties not indemnified under the first sentence of Section 2.15(c) and (Z) any Excluded Taxes;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Benchmark Loan (or, in the case of clause (iii), any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will, within the timeframe specified in Section 2.13(c), pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, that no Lender or Issuing Bank shall be entitled to request compensation for any increased cost if it shall not be the general policy and practice of such Lender or Issuing Bank to seek compensation in similar circumstances under similar provisions in comparable credit facilities to the extent it is entitled to do so.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will, within the timeframe specified in Section 2.13(c), pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Benchmark funds or deposits, additional interest on the unpaid principal amount of each Benchmark Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Benchmark Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date or which interest is payable on such Loan; provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 Business Days from receipt of such notice.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith) or (d) the assignment of any Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17 or Section 9.02(b), then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Benchmark Rate that would have been applicable to such Loan (excluding the Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, each Lender and each Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment by or on account of the Borrower under any Loan Document, and any Other Taxes, payable by the Administrative Agent, such Lender or Issuing Bank (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except for any penalties to the extent determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Administrative Agent, Lender or Issuing Bank. The written demand shall be made in a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if available, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two duly completed and signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two duly completed signed original copies of Internal Revenue Service Form W-8BEN-E claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two duly completed signed original copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) two duly completed signed original certificates substantially in the form of Exhibit C (any such certificate a “United States Tax Compliance Certificate”) and (B) two duly completed signed original copies of Internal Revenue Service Form W-8BEN-E, or

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), two duly completed signed original copies of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9 or any other information from each beneficial owner that would be required under this Section 2.15(e) if such beneficial owner were a Lender, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner.

(iii) Without limitation of its obligations under paragraphs (i) or (ii), each Lender shall, at such time as reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, properly completed and executed, as will permit payments made to such Lender under the Loan Documents to be made without or at a reduced rate of withholding tax.

(iv) Each Lender shall deliver to the Borrower and the Administrative Agent two further signed original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent in writing that it is unable to do so. Each Lender shall promptly notify the Borrower and the Administrative Agent in writing at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(v) Notwithstanding any other provision of this paragraph (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(vi) The Administrative Agent in its capacity as such shall, to the extent it is legally eligible to do so, from time to time deliver to the Borrower a properly executed copy of Internal Revenue Service Form W-8IMY or W-9, as applicable.

(vii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (vii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.15(e).

(g) If the Administrative Agent, an Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable expenses (including any Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section 2.15 shall not be construed to require the Administrative Agent, such Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes and Other Taxes that the Borrower reasonably asserts were improperly imposed if (i) in the reasonable judgment of the Administrative Agent or such Lender, as applicable, such cooperation would not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed cost or expense or otherwise be materially disadvantageous to the Administrative Agent or such Lender, as applicable, and (ii) based on written advice of the Borrower’s independent accountants or external legal counsel delivered to such Administrative Agent or Lender, there is a reasonable basis for the Borrower to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes; provided, however, that any such attempts shall be at the sole cost of the Borrower and the Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 2.15(h). In such event, the applicable Administrative Agent or Lender shall only be required to pursue the applicable refund in a commercially reasonable manner, and at the Borrower’s sole cost and expense. In no event will this Section 2.15(h) relieve the Borrower of its obligation to pay any additional amounts or indemnification payments to the Administrative Agent or any Lender under this Section 2.15. Any refund obtained shall be repaid to the Borrower to the extent provided in Section 2.15(g).

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Borrowings or LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds. If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office.

(b) Subject to Section 2.16(e), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Borrowings and LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Borrowings and LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Borrowings and LC Disbursements then due to such parties.

(c) Subject to Section 2.16(e), if any Lender under either Facility shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or LC Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and LC Advances and accrued interest thereon than the proportion received by any other Lender under such Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders in such Facility to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements in such Facility; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral as provided in Section 2.05 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.03(b) or (g), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee or the Borrower, (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Additionally, at any time that a Lender is a Defaulting Lender, the Borrower may elect to terminate the Commitment of such Lender so long as any resulting change in the Revolving Exposures as a result of such termination would not cause the Revolving Exposure of any Revolving Lender to exceed the Revolving Commitment of such Revolving Lender except in the case of any Revolving Loans of such Defaulting Lender that are then outstanding (in which case, the Borrower may only terminate the unused portion of such Defaulting Lender’s Revolving Commitment; provided that upon any prepayment of Revolving Loans by the Borrower following any such termination, the outstanding Revolving Loans of such Defaulting Lender shall be prepaid as if its Revolving Commitment was as in effect at the time such Defaulting Lender became a Defaulting Lender).

SECTION 2.18 Incremental Revolving Commitments.

(a) At any time and from time to time prior to the Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the existing Revolving Commitments under either Facility (“Incremental Revolving Commitments”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenant contained in Section 6.06 recomputed as of the last day of the most recent fiscal quarter for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01, and (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with all calculations relevant thereto, including reasonably detailed calculations demonstrating compliance with clause (B) above. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Revolving Commitments shall not exceed $750,000,000. Each exercise of the Borrower’s right to seek Incremental Revolving Commitments shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000.

(b) Each notice from the Borrower pursuant to this Section 2.18 shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Revolving Commitments (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) shall be reasonably satisfactory to the Borrower and the Administrative Agent and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Revolving Commitment unless, in its sole discretion, it so agrees. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18 (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (2) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The Administrative Agent shall receive not less than 10 Business Days’ advance notice (or shorter, if agreed by the Administrative Agent) prior to any proposed Incremental Facility Closing Date.

SECTION 2.19 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.02.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender under this Agreement or the other Loan Documents (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent (but in no event later than 5 Business Days after receipt) as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05 with a corresponding release of any Cash Collateral provided by the Borrower and/or a reversal of any reallocations made among the Lenders with respect to such Fronting Exposure pursuant to Section 2.19(a)(iv); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05; sixth, to the payment of any amounts owing to the Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the relevant conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.19(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive fees payable under Section 2.10(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(a)(ii).

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.10(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(a)(ii).

(C) With respect to any fee payable under Section 2.10(a) or (b)(i) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under any applicable law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of each Class and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.20 ESG Adjustments.

(a) After the Closing Date, the Borrower, at its option, and in consultation with the Sustainability Coordinator, shall be entitled to propose specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrower and its Subsidiaries. The proposed KPIs and other related provisions (the “ESG Pricing Provisions”) shall be set forth in a proposed amendment to this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating such ESG Pricing Provisions into this Agreement. The ESG Amendment shall become effective at such time as it is consented to by the Borrower, the Sustainability Coordinator, the Administrative Agent and the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Percentage Adjustments”) to the otherwise applicable Applicable Rate (including for Loans, the Facility Fee and Letter of Credit Fees) will be made; provided that (i) the amount of all such adjustments shall not exceed (x) in the case of the Applicable Rate with respect to Loans under the Revolving Credit Facility and Letter of Credit Fees, an increase and/or decrease of 0.04% per annum, and (y) in the case of the Facility Fee, an increase and/or decrease of 0.01% per annum and (ii) in no event shall the Applicable Rate for Loans, the Letter of Credit Fees or the Facility Fee be less than zero; and provided further, that such adjustments shall not be cumulative year-over-year and shall be effective only until subsequent adjustments are scheduled to take effect. The KPIs, the Borrower’s performance against the KPIs, and any related ESG Applicable Percentage Adjustments resulting therefrom, will be determined based on certain certificates, reports and other documents, in each case, setting forth the measurement and verification of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles and to be mutually agreed between the Borrower and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of any ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Required Lenders, along with the Borrower, the Sustainability Coordinator and the Administrative Agent, so long as such modification does not have the effect of reducing the Applicable Rate for Loans, Letter of Credit Fees or the Facility Fee to a level not otherwise permitted by this Section 2.20(a).

(b) The Sustainability Coordinator will assist the Borrower in (i) determining the ESG Pricing Provisions in connection with any ESG Amendment and (ii) preparing informational materials focused on ESG to be used in connection with any ESG Amendment.

(c) This Section 2.20 shall supersede any provisions in Section 9.02 to the contrary.

SECTION 2.21 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to a Applicable Reference Rate, or to determine or charge interest rates based upon a Applicable Reference Rate or to purchase or sell, or to take deposits of, any Applicable Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to clause (b) of the definition of “Base Rate”, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Alternative Currency Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Alternative Currency Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Material Subsidiaries (a) is duly organized, validly existing and (where such concept exists) in good standing (or its equivalent, if any) under the laws of the jurisdiction of its organization except to the extent failure to do so (other than with respect to the Borrower) would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite corporate power and authority to carry on its business as now conducted except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect and (c) is qualified to do business in, and (where such concept exists) is in good standing (or its equivalent, if any) in, every jurisdiction where such qualification is required except where the failure to be so qualified or to be (where such concept exists) in good standing (or its equivalent, if any) would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) The Transactions to be entered into and the execution and delivery of this Agreement and each other Loan Document to which it is a party by the Borrower are within the Borrower’s corporate powers and have been or will by the time required be duly authorized by all necessary corporate or other action.

(b) This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions and the execution and delivery of this Agreement by the Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (b) will not violate the Organizational Documents of the Borrower, (c) will not violate any Requirement of Law applicable to the Borrower, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens permitted by Section 6.02, except, in the case of clauses (c) and (d), for any such violations, defaults or rights that, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders or publicly filed its consolidated balance sheet as of the end of the fiscal year ended December 31, 2021 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2021, in each case reported on by Ernst & Young LLP, independent public accountants for the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

(b) As of the Closing Date, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect since December 31, 2021.

SECTION 3.05 Properties. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes; and

(b) the Borrower and the Subsidiaries own, or are licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the business of the Borrower and the Subsidiaries, taken as a whole, and the use thereof by the Borrower or such Subsidiary, as applicable, does not infringe upon the rights of any other Person.

SECTION 3.06 Litigation Matters. As of the Closing Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters).

SECTION 3.07 Compliance with Laws. Each of the Borrower and the Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation as an “investment company” under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Except (a) for failures that would not reasonably be expected to have a Material Adverse Effect and (b) with respect to Taxes that are being contested in good faith by appropriate proceedings and adequate reserves for such Taxes have been provided on the books of the Borrower or its Subsidiaries in accordance with GAAP, the Borrower and each of its Subsidiaries has (i) timely filed or caused to be filed (taking into account valid extensions) all Tax returns and reports required to have been filed, and (ii) paid or caused to be paid all Taxes required to have been paid by it (including any such Taxes in the capacity of a withholding agent).

SECTION 3.10 [Reserved].

SECTION 3.11 Disclosure. To the best of the Borrower’s knowledge, none of the reports, financial statements, certificates or any other information (other than information of a general economic or general industry nature) furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder

(as modified or supplemented by other information so furnished and taken together as a whole) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any such information consisting of projections, forecasts and other forward-looking statements with respect to the Borrower or any of its Subsidiaries (collectively, the “Projections”), the Borrower represents only that any such Projections will be prepared based upon good faith assumptions believed by it to be reasonable at the time delivered (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no guarantee or other assurance can be given that any Projections will be realized, and that actual results may differ from Projections and such difference may be material).

SECTION 3.12 [Reserved].

SECTION 3.13 [Reserved].

SECTION 3.14 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.15 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets or (c) located, organized or resident in a Designated Jurisdiction. Since the Closing Date, the Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions.

SECTION 3.16 Anti-Corruption Laws and Patriot Act. Since the Closing Date, the Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws and the Patriot Act, as amended, and regulations thereunder, and have instituted and maintained policies and procedures reasonably designed to achieve compliance with such laws and regulations.

SECTION 3.17 Affected Financial Institution. The Borrower is not an Affected Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions to the Closing Date. This Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to make LC Credit Extensions hereunder shall become effective on the first date when each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received the following, each of which shall be originals, telecopies or electronic copies unless otherwise specified, and each properly executed by a Responsible Officer of the Borrower (other than with respect to subclauses (iv) and (v) below), each dated a date on or prior to the Closing Date:

(i) executed counterparts of this Agreement from the Borrower;

(ii) a promissory note executed by the Borrower in favor of each Lender requesting three Business Days in advance a promissory note evidencing the Loan provided by such Lender;

(iii) such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party or is to be a party;

(iv) a certificate of good standing for the Borrower from its jurisdiction of organization;

(v) a customary opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender (as of the Closing Date); and

(vi) a certificate signed by a Financial Officer of the Borrower certifying that the conditions specified in Section 4.02(a) and (b) have been satisfied.

(b) All reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and the Arrangers (in the case of legal fees, limited to the reasonable and documented fees and expenses of a single counsel for the Administrative Agent and the Arrangers) required to be paid on or before the Closing Date, in the case of expenses, to the extent invoiced at least two Business Days prior to the Closing Date, shall have been paid. The Borrower shall have paid all items then due and payable under any separate letter agreements with respect to fees payable on or prior to the Closing Date in connection with the syndication of the Loans and Commitments.

(c) Solely in the event that the Borrower requests Borrowings on the Closing Date, the Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03 hereof.

(d) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information regarding the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and, to the extent applicable, the Beneficial Ownership Regulation, to the extent requested in writing by any Lender at least ten Business Days prior to the Closing Date.

(e) Prior to, or substantially concurrently with, the Closing Date, all principal, interest and fees due under the Existing Credit Agreement shall have been paid and all rights and obligations of the parties thereunder and all commitments thereunder shall have been terminated (the “Refinancing”).

Upon the satisfaction or waiver of such conditions, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date in writing, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to make any LC Credit Extension, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (other than, in the case of any Borrowing made following the Closing Date, the representations and warranties made in Sections 3.04(b) and 3.06) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each LC Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Beginning on the Closing Date after giving effect to the Loans made on the Closing Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full and all Letters of Credit shall have expired, been terminated or been Cash Collateralized on terms reasonably acceptable to the Issuing Banks and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 90 days (or, if earlier, as soon as filed with the SEC) after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, its audited consolidated balance sheet and audited consolidated statements of income, changes in equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days (or, if earlier, as soon as filed with the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2023, its unaudited consolidated balance sheet as of the end of such fiscal quarter, unaudited consolidated statement of income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and unaudited statement of cash flows as of the end of the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate (a “Compliance Certificate”) of a Financial Officer (i) stating that, except as set forth in such Compliance Certificate, such Financial Officer has no knowledge of any Default existing as of such date and, if a Default does exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (including the amounts representing each clause set forth in the definition of “Consolidated EBITDA”) demonstrating compliance with the covenant contained in Section 6.06 and (iii) to the extent that any change in GAAP or application thereof has a material impact on such financial statements, stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(d) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other material filings (as reasonably determined by the Borrower) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally;

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, any Arrangers or any Lenders may reasonably request; and

(f) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

Information required to be delivered pursuant to clauses (a), (b) and (d) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent and the Lenders that such information has been posted on the Borrower’s website on the Internet at http://ir.nasdaq.com/sec.cfm, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to clause (c).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Affiliates or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials, if any, that may be distributed to the Public Lenders (it being understood and agreed that, unless otherwise agreed by the Borrower in writing, the Borrower shall be under no obligation to provide Borrower Materials suitable for distribution to any Public Lender) and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” by the Borrower are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following promptly after any Responsible Officer of the Borrower obtains notice thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(c) within three Business Days after the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;

(d) within five Business Days after any public announcements regarding a change in the Debt Rating; and

(e) any other development that results in, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of this clause (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

SECTION 5.04 Payment of Taxes. The Borrower will, and will cause each Material Subsidiary to, pay its Tax liabilities that, if unpaid, would result in a Lien on any of its assets or properties, before the same shall become delinquent or in default, except (a) where (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) for any failures to pay that would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except (a) pursuant to transactions permitted by Section 6.03 or 6.05 or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain in all material respects, with insurance companies believed by the Borrower to be financially sound and reputable, (a) insurance in such amounts and against at least such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) all other insurance as may be required by law. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.07 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in a manner sufficient to (a) permit the preparation of financial statements in accordance with GAAP and (b) calculate the financial covenant set forth in Section 6.06. Subject to Section 9.12, at reasonable times and as often as reasonably requested during the pendency of a Default or Event of Default, the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and the Borrower shall be afforded the opportunity to participate in any discussions with such officers and independent accountants). Notwithstanding anything to the contrary in this Section 5.07, none of the Borrower or its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) in respect of which disclosure to the Administrative Agent (or, as applicable, any Lender or any of their respective designated representatives) is then prohibited by law, rule or regulation or any agreement binding on the Borrower or any of its Subsidiaries, (ii) consists of non-financial trade secrets or proprietary computer programs, client and vendor proprietary information, source code, proprietary technology and similar proprietary information or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 5.08 Compliance with Laws.

(a) The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI

NEGATIVE COVENANTS

Beginning on the Closing Date after giving effect to the Loans made on the Closing Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired, been terminated or been Cash Collateralized on terms reasonably acceptable to the Issuing Banks, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness of Subsidiaries.

The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Funded Indebtedness other than:

(i) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(ii) Guarantees by any Subsidiary of Indebtedness of any other Subsidiary; provided that the Indebtedness so Guaranteed is otherwise permitted by this Section 6.01;

(iii) other Indebtedness of the Subsidiaries in an aggregate principal amount not exceeding the greater of (x) $600,000,000 at any time outstanding and (y) 30% of Consolidated EBITDA for the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to the most recent date any Indebtedness is incurred in reliance on this clause (iii) for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01;

(iv) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(v) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness for borrowed money), in each case provided in the ordinary course of business;

(vi) Indebtedness of a Subsidiary in respect of non-speculative Swap Agreements relating to the business or operations of such Subsidiary;

(vii) Indebtedness arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is repaid within ten Business Days;

(viii) Indebtedness in respect of letters of credit, guarantees, counter-indemnities and short term facilities incurred by any Subsidiary engaged in Clearing Operations in connection with the ordinary clearing, depository and settlement procedures (including, without limitation, any letter of credit or guarantees provided to any central securities depositories or external custodians) relating thereto; provided that any advances thereunder are repaid within 10 days following the date of such advance or any drawing under any letter of credit or guarantee;

(ix) any Indebtedness of any Clearing House incurred in connection with arrangements related to any Clearing Operations where such Indebtedness arises under the rules, normal procedures, agreements or legislation governing the Clearing Operations or such Clearing House; provided that any loans, advances or other outstanding Indebtedness thereunder are repaid within 10 days following the date on which such loan or advance was made or any other such Indebtedness was incurred;

(x) any Indebtedness arising as a result of short-term sale and repurchase transactions entered into by a Subsidiary on market terms and in respect of marketable securities held for investment purposes where the applicable Subsidiary enters into back to back, foreign exchange, swap or derivative transaction in the ordinary course of business; provided that the amount of such Indebtedness doesn’t exceed the principal amount of the securities sold;

(xi) Indebtedness incurred in connection with the administration of the UK ESOP Program in the ordinary course of business and not outstanding longer than seven days;

(xii) Indebtedness of Regulated Subsidiaries or any direct or indirect parent of any such Regulated Subsidiary incurred to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority in an aggregate principal amount not to exceed $325,000,000 at any time outstanding; provided that any such Indebtedness is not outstanding for longer than 30 days;

(xiii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xiv) Indebtedness of any Subsidiary consisting of purchase money Indebtedness and Capital Lease Obligations not to exceed $70,000,000 outstanding at any time;

(xv) Indebtedness arising from agreements of any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(xvi) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(xvii) (A) Indebtedness of any Person that is merged or consolidated with and into any Subsidiary or of any Person that otherwise becomes a Subsidiary after the Closing Date; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) immediately after giving effect to the consummation of such merger or consolidation or such Person otherwise becoming a Subsidiary, the Borrower would be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.06 as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01, and (B) extensions, renewals, replacements and refinancings of any Indebtedness outstanding pursuant to this Section 6.01(xvii); provided that, any Indebtedness outstanding pursuant to this subclause (B) shall not exceed the greater of (i) an aggregate principal amount of $200,000,000 at any time outstanding and (ii) 10% of Consolidated EBITDA for the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to the most recent date any Indebtedness is incurred in reliance on this subclause (B) for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01; and

(xviii) Indebtedness arising from repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction (including Swap Agreements) entered into by the Borrower or such Subsidiary in the ordinary course of its clearing, depository and settlement operations, or matters reasonably related or incidental thereto, or in the management of its liabilities; provided that the amount of such Indebtedness outstanding at any time does not exceed the market value of the securities or other assets sold, loaned or borrowed or otherwise subject to such applicable agreement or transaction at such time.

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it to secure any Indebtedness of the Borrower or any Subsidiary, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than proceeds of such property or asset and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary; provided that (A) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (B) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary other than proceeds of such property or assets;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(f) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(g) Liens not otherwise permitted by this Section 6.02 to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (i) $300,000,000 at any time outstanding and (ii) 15% of Consolidated EBITDA for the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to the most recent date any Lien is created or incurred in reliance on this clause (g) for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01;

(h) Liens granted by a Subsidiary in favor of the Borrower or another Subsidiary in respect of Indebtedness or other obligations owed by such Subsidiary to the Borrower or such other Subsidiary;

(i) Liens on insurance policies and the proceeds thereof securing Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(j) Liens granted by a Subsidiary to secure obligations that do not constitute Indebtedness and are incurred in connection with the exchange and clearing operations of such Subsidiary in the ordinary course of business;

(k) Liens solely on earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Acquisition or other Investment;

(l) Liens securing obligations in respect of non-speculative Swap Agreements relating to the business or operations of the Borrower or its Subsidiaries;

(m) Liens arising in connection with the operations of the Borrower or any Subsidiary relating to clearing, depository, matched principal, regulated exchange or settlement activities or the management of liabilities, in each case, in the ordinary course of business, including, without limitation, (i) Liens on securities sold by the Borrower or any of the Borrower’s Subsidiaries in repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction and (ii) Liens on cash, Cash Equivalents and Permitted Investments to secure permitted Indebtedness incurred in connection with such activities;

(n) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(o) Liens securing obligations of the Borrower or any Subsidiary of the Borrower in respect of any swap agreements or other hedging arrangements entered into (i) in the ordinary course of business and for non-speculative purposes or (ii) solely in order to serve clearing, depository, regulated exchange or settlement activities in respect thereof; and

(p) Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program.

For the purposes of this Section 6.02, the amount of any Lien shall be calculated to be the lower of (i) the amount of Indebtedness (which shall be calculated as the lesser of the stated principal amount thereof and the maximum principal amount thereof stated to be secured by such Lien) or other obligations secured by such Lien and (ii) the fair market value of the assets subject to such Lien at the time such Lien is granted.

SECTION 6.03 Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except that so long as, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity.

SECTION 6.04 Use of Proceeds and Letters of Credit.

(a) The proceeds of the Revolving Loans on the Closing Date may be used, directly or indirectly, to consummate the Refinancing and to pay Transaction Costs and for general corporate purposes (including Acquisitions, repayments of Indebtedness and share repurchases). The proceeds of the Revolving Loans drawn after the Closing Date will be used only for general corporate purposes (including other Acquisitions, repayments of Indebtedness and share repurchases, and to pay Transaction Costs). No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be used only for general corporate purposes.

(b) The Borrower shall not directly or, to its knowledge, indirectly use the proceeds of any Borrowing or LC Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Bank, or otherwise) of Sanctions.

(c) The Borrower shall not directly or, to its knowledge, indirectly use the proceeds of any Borrowing or LC Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010, or breach other similar applicable legislation in other jurisdictions.

SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (the foregoing an “Asset Sale”), other than an Asset Sale to the Borrower or any of its Subsidiaries.

SECTION 6.06 Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower (a) ending on or prior to March 31, 2023 to be greater than 4.00 to 1.00 and (b) ending after March 31, 2023 to be greater than 3.50 to 1.00; provided that, the Borrower shall be permitted, (i) on one occasion during the term of this Agreement, to allow the Leverage Ratio required under Section 6.06(b) to be increased to 4.00 to 1.00 in connection with an Acquisition for the period beginning on the closing date of such Acquisition until (and including) the last day of the fourth full fiscal quarter of the Borrower following the closing date of such Acquisition and (ii) on one additional occasion during the term of this Agreement, to allow the Leverage Ratio required under Section 6.06(b) to be increased to (w) 4.50 to 1.00 in connection with an Acquisition for the period beginning on the closing date of such Acquisition until (and including) the last day of the second full fiscal quarter of the Borrower following the closing date of such Acquisition, (x) 4.25 to 1.00 for the period beginning on the first day of the third full fiscal quarter following the closing date of such Acquisition until (and including) the last day of the fourth full fiscal quarter of the Borrower following the closing date of such Acquisition, (y) 4.00 to 1.00 for the period beginning on the first day of the fifth full fiscal quarter following the closing date of such Acquisition until (and including) the last day of the sixth full fiscal quarter of the Borrower following the closing date of such Acquisition and (z) 3.75 to

1.00 for the period beginning on the first day of the seventh full fiscal quarter following the closing date of such Acquisition until (and including) the last day of the eighth full fiscal quarter of the Borrower following the closing date of such Acquisition (each such increase under clauses (i) and (ii), an “Acquisition Holiday”), so long as (A) on the last day of the fiscal quarter immediately preceding the consummation of (or, at the Borrower’s option, signing of the definitive agreement relating to) such Acquisition, the Leverage Ratio did not exceed 3.50 to 1.00 and (B) the Borrower is in compliance on a Pro Forma Basis with a maximum Leverage Ratio of (x) 4.00 to 1.00 on the closing date of such Acquisition immediately after giving effect to such Acquisition in case of clause (i) above and (y) 4.50 to 1.00 on the closing date of such Acquisition immediately after giving effect to such Acquisition in case of clause (ii) above; provided, further, that (i) the Borrower shall provide notice in writing to the Administrative Agent of such Acquisition Holiday and a transaction description of such Acquisition (regarding the name of the Person or assets being acquired, the purchase price, the Leverage Ratio on a Pro Forma Basis and the acquired revenue (for the trailing four quarter period) and Consolidated EBITDA of such acquired Person or assets) and (ii) at the end of any Acquisition Holiday, the maximum Leverage Ratio permitted under this Section 6.06 (if then applicable) shall revert to 3.50 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article VII) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to Article II, Article IV, Section 5.01 or Section 5.02 or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a) (solely with respect to the legal existence of the Borrower) or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to the expiration of any applicable grace period);

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming or being declared due prior to its scheduled maturity, and, in the case of this clause (i), such declaration is not rescinded, or (ii) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to its scheduled maturity, and, in the case of this clause (ii), such event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Material Indebtedness; provided that this clause (g) shall not apply to: (1) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of casualty, condemnation or similar event) of the property or assets securing such Indebtedness, (2) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (3) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, repurchased, prepaid, redeemed or defeased either (i) substantially concurrently with such acquisition or as required by the terms thereof as a result of the acquisition of such business or (ii) within 60 days after the Acquisition of such business so long as the holders thereof do not validly declare such Indebtedness to be due prior to its stated maturity, (4) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, (5) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements, (6) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of the Borrower or any Material Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction and (7) termination events or similar events occurring under any Swap Agreement (it being understood that clause (i) above will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or undischarged for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent not paid, fully bonded or covered by insurance) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, undismissed or unvacated for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment and such action shall not have been stayed;

(l) an ERISA Event shall have occurred that would reasonably be expected to have a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to any termination in accordance with the terms hereof or thereof or satisfaction in full of the Obligations);

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require the Borrower to Cash Collateralize the LC Exposure; and in case of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the Borrower shall be required to Cash Collateralize the LC Exposure, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

REGARDING THE ADMINISTRATIVE AGENT AND SUSTAINABILITY COORDINATOR

Each of the Lenders and each Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Sustainability Coordinator, the Lenders and each Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as Administrative Agent hereunder or Sustainability Coordinator shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Sustainability Coordinator, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or Sustainability Coordinator hereunder.

The Administrative Agent and the Sustainability Coordinator shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Sustainability Coordinator shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Sustainability Coordinator shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Sustainability Coordinator, as applicable, is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent or the Sustainability Coordinator, as applicable, in good faith to be necessary under the circumstances as provided in Section 2.05 or Section 9.02); provided that the Administrative Agent and the Sustainability Coordinator shall not be required to take any action that, in their opinion or the opinion of its counsel, may expose the Administrative Agent or the Sustainability Coordinator to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent and the Sustainability Coordinator shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent, the Sustainability Coordinator or any of its Affiliates in any capacity. The Administrative Agent and the Sustainability Coordinator shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05 or Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Sustainability Coordinator shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Sustainability Coordinator, as applicable, by the Borrower or a Lender, and the Administrative Agent and the Sustainability Coordinator shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Sustainability Coordinator, as applicable.

The Administrative Agent and the Sustainability Coordinator, as applicable, shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent and the Sustainability Coordinator, as applicable, also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Sustainability Coordinator, as applicable, may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Sustainability Coordinator, as applicable, may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Sustainability Coordinator, as applicable. The Administrative Agent and the Sustainability Coordinator, as applicable, and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Sustainability Coordinator and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or the Sustainability Coordinator, as applicable.

The Administrative Agent may resign at any time upon notice to the Lenders, each Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and, unless an Event of Default has occurred and is continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed) to appoint a successor that shall be a bank with an office in the United States or an Affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in the United States or an Affiliate of any such bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After such Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Article VIII shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Sustainability Coordinator or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Coordinator or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Issuing Bank (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and each Issuing Bank and their respective agents and counsel and all other amounts due the Lenders and each Issuing Bank under Sections 2.05(e) and 2.13) allowed in such judicial proceeding, and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender or Issuing Bank shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.13 or Section 2.15 and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other reasonable expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

Notwithstanding anything herein to the contrary, none of the institutions identified as an Arranger, Joint Bookrunning Manager, Syndication Agent or Documentation Agent on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, the Sustainability Coordinator, a Lender or an Issuing Bank hereunder.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, solely with respect to any communications solely between or among the Administrative Agent and any Lender, sent by telecopy, as follows:

(a) if to the Borrower, to it at 805 King Farm Blvd., Rockville, Maryland 20850, Attention of General Counsel;

(b) if to the Administrative Agent, to the Administrative Agent’s Office;

(c) if to an Issuing Bank other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing; and

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or, solely for purposes of any communications solely between or among the Administrative Agent and any Lender, telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders and Issuing Banks hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.18 with respect to any Incremental Facility Amendment, Section 2.20 with respect to any ESG Amendment and Section 2.12, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, mistake or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) except as provided by Section 2.20 with respect to any ESG Amendment, reduce the principal amount of any Loan, LC Disbursement or LC Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans or change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender adversely affected thereby, (E) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than pursuant to any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.18), with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Commitments on the date hereof), (F) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (G) make any changes that impose any restriction on the ability of any Lender to assign any of its rights or obligations, without the written consent of each Lender affected thereby; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank, any Arranger, any Joint Bookrunning Manager, any Syndication Agent or any Documentation Agent without the prior written consent of the Administrative Agent, such Issuing Bank, such Arranger, such Joint Bookrunning Manager, such Syndication Agent or such Documentation Agent, as the case may be, (2) without limiting clause (3) below, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time, and (3) after the Closing Date, no amendment, waiver or consent shall amend, modify supplement or waive the conditions precedent set forth in Section 4.02 or any representation or warranty set forth in Article III without the written consent of the Required Lenders (it being understood that no other amendment, waiver, consent or other modification of any term or provision of this Agreement, including any waiver of a covenant or a Default, shall be deemed to be an amendment, waiver, consent or other modification of Section 4.02 or any such representations or warranties for purposes of this clause (3)). Notwithstanding the foregoing, upon the election of the Borrower to switch from GAAP to IFRS this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Borrower (and not any other Lender or the Required Lenders) to eliminate any changes to the meaning of this Agreement as a result of such election. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Arrangers, the Sustainability Coordinator and their respective Affiliates (in the case of legal fees, limited to the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent, the Arrangers, the Sustainability Coordinator, and their respective Affiliates), in connection with the syndication of the credit facilities provided for herein (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Sustainability Coordinator and their Affiliates (in the case of legal fees, limited to the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent, the Sustainability Coordinator and their Affiliates and, if reasonably necessary, of a single local counsel to the Administrative Agent, the Sustainability Coordinator and their Affiliates in each relevant material jurisdiction, which may be a single local counsel acting in multiple material jurisdictions), in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (iii) all reasonable and documented out-of-pocket costs and expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Issuing Banks, the Sustainability Coordinator or any Lender (in the case of legal fees, limited to the reasonable and documented fees, charges and disbursements of a single primary counsel for the Administrative Agent, the Sustainability Coordinator and the Issuing Banks and a single primary counsel for the Lenders, along with such specialist counsel as may reasonably be required by the Administrative Agent, the Issuing Banks, the Sustainability Coordinator or the Required Lenders, and of a single firm of local counsel in each material jurisdiction (and, in the event of a conflict of interest (as reasonably determined by the applicable Administrative Agent, Issuing Bank, the Sustainability Coordinator or Lender), one additional firm of counsel to each group of similarly affected parties)), in connection with the enforcement or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. For the avoidance of doubt, this Section 9.03(a) shall not apply to any Indemnified Taxes or Other Taxes indemnified under Section 2.15 or any Excluded Taxes.

(b) The Borrower shall indemnify and hold harmless the Administrative Agent, the Issuing Banks and each Lender, each Arranger, the Sustainability Coordinator, each Joint Bookrunning Manager, each Syndication Agent, each Documentation Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, including the reasonable fees, charges and disbursements of a single firm as primary counsel for the Indemnitees, along with such specialist counsel as may reasonably be required by the Indemnitees, and of a single firm of local counsel in each material jurisdiction (and, in the event of a conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Banks to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any material respect to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons (as defined below) or (y) arise from any dispute solely among Indemnitees other than any claims against any Arranger, the Sustainability Coordinator or the Administrative Agent in fulfilling its role as an agent or arranger or any similar role under the Facilities and other than any claims arising out of any act or omission on the part of the Borrower or any of its Related Parties. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim. “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of, or at the express instructions of, such Indemnitee, controlling person or such controlled affiliate.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or an Issuing Bank under paragraph (a) or (b) of this Section 9.03 but without affecting the Borrower’s obligations thereunder, each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank, as the case may be, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures and unused Commitments at the time such indemnity or reimbursement is sought; provided that for purposes of indemnifying an Issuing Bank hereunder a Lender’s “pro rata share” will be based on the proportionate amount of the aggregate Revolving Exposure. The obligations of the Lenders under this paragraph (c) are subject to the second sentence of Section 2.02 (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. The Borrower shall not, except as a result of its indemnification obligations set forth above, and nor shall any of its Related Parties have any responsibility or liability for special, indirect, consequential or punitive damages.

(e) All amounts due under this Section 9.03 shall be payable not later than 30 days (or, if an Event of Default has occurred and is continuing, 10 Business Days) after written demand therefor or, if later, by the due date specified in any invoice relating thereto.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to an assignment if the Borrower does not object within 10 Business Days of receipt of a request therefor, (B) the Administrative Agent, not to be unreasonably withheld or delayed, and (C) each Issuing Bank, not to be unreasonably withheld or delayed.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Revolving Loans, the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent ; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in its capacity as a Revolving Lender, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount of $3,500 (it being understood that the Administrative Agent may elect, in its sole discretion, to waive such processing and recordation fee for any assignment and only one such processing and recordation fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds); provided that assignments made pursuant to Section 2.17(b) or Section 9.02(b) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.15(e).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements and interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Promptly upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement in its capacity as a Revolving Lender (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15, subject to the requirements and limitations therein (provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender and shall provide documentation required under Section 2.15(e) solely to the participating Lender), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any change in any Requirement of Law after such Participant acquired the applicable participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 9.04(b), such Issuing Bank may, upon 30 days’ written notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Person as Issuing Bank. If any Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposures with respect thereto. Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retrieving Person to effectively assume the obligations of the resigning Person with respect to such Letters of Credit.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent amounts not yet due) or any Letter of Credit is outstanding or has not been cash collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understand-

ings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender or Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender, Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank and their respective Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its property in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Lenders, the Issuing Banks, the Arrangers, the Joint Bookrunning Managers, the Syndication Agents and the Documentation Agents agrees to maintain the confidentiality of the Information (as defined below) and neither use nor disclose such Information, except that Information may be used by such Person in evaluating the credit worthiness of the Borrower or in providing financial services to Borrower or any of its Subsidiaries and may be disclosed, subject to the last paragraph of this Section 9.12 and limitations set forth in this Agreement relating to Public Lenders, (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Borrower will be promptly notified (to the extent reasonably practicable and permitted by applicable law)), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially consistent with or more restrictive than those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Related Parties, which source is not known to such Administrative Agent, Lender, Issuing Bank or Affiliate thereof to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Subsidiaries or (i) to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facilities.

For purposes of this Section 9.12, “Information” means all information received from or on behalf of the Borrower or any Subsidiary thereof relating to the Borrower or any Affiliate thereof or their respective businesses, other than any such information that is (i) available to the Administrative Agent, any Lender or Issuing Bank on a non-confidential basis prior to disclosure by or on behalf of the Borrower or any Subsidiary thereof, which source is not known to such Administrative Agent, Lender, Issuing Bank or Affiliate thereof to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Subsidiaries or (ii) clearly marked “non-confidential.” Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, Issuing Banks, the Arrangers, the Joint Bookrunning Managers, the Syndication Agents and the Documentation Agents acknowledges that (a) the Information may include material non-public information concerning the Borrower, its Affiliates or any of their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender through the Administrative Agent, provide all documentation and other information that the Administrative Agent or such Lender requires pursuant to applicable Law or reasonably requests, in any such case, in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Sustainability Coordinator, the Syndication Agents, the Documentation Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arrangers, the Sustainability Coordinator, the Syndication Agents, the Documentation Agents and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates; (iii) none of the Administrative Agent, the Arrangers, the Sustainability Coordinator, the Syndication Agents, the Documentation Agents or the Lenders have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arrangers, the Sustainability Coordinator, the Syndication Agents, the Documentation Agents or the Lenders have advised or are currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers, the Sustainability Coordinator, the Syndication Agents, the Documentation Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, each Arranger, the Sustainability Coordinator, each Syndication Agent, each Documentation Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Sustainability Coordinator, the Syndication Agents, the Documentation Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Arrangers, the Sustainability Coordinator, the Syndication Agents, the Documentation Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, each Arranger, the Sustainability Coordinator, each Syndication Agent, each Documentation Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative

Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, modifications or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NASDAQ, INC., as the Borrower

By:	/s/ Ann. M. Dennison
Name:	Ann M. Dennison
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ronaldo Naval
Name:	Ronaldo Naval
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Revolving Lender and Issuing Bank

By:	/s/ Sherman Wong
Name:	Sherman Wong
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Jennifer M. Dunneback
Name:	Jennifer M. Dunneback
Title:	Executive Director

[Signature Page to Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Executive Director

[Signature Page to Amended and Restated Credit Agreement]

NORDEA BANK ABP, NEW YORK BRANCH, as a Lender

By:	/s/ Rikard Gruvberg
Name:	Rikard Gruvberg
Title:	Head of FIG Americas

By:	/s/ Kren Holm-Jorgenson
Name:	Kren Holm-Jorgenson
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as a Lender

By:	/s/ Micael Ljunggren
Name:	Micael Ljunggren
Title:	Head of Investment Banking US

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nik Broschofsky
Name:	Nik Broschofsky
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Ciaran Small
Name:	Ciaran Small
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ananda DeRoche
Name:	Ananda DeRoche
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

HSBC BANK USA, N.A., as a Lender

By:	/s/ James Stovell
Name:	James Stovell
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

HSBC BANK USA, N.A., as a Lender

By:	/s/ Christopher M. Samms
Name:	Christopher M. Samms
Title:	Director

By:	/s/ Pinyen Shih
Name:	Pinyen Shih
Title:	Executive Director

[Signature Page to Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

SVENSKA HANDELSBANKEN AB (PUBL), NEW YORK BRANCH, as a Lender

By:	/s/ Beatrice Wassing
Name:	Beatrice Wassing
Title:	Senior Vice President

By:	/s/ Nancy D’Albert
Name:	Nancy D’Albert
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ Bernadette Collins
Name:	Bernadette Collins
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]